Exhibit 10.1

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.
[***]

FRAMEWORK AGREEMENT
by and among
SENTI BIOSCIENCES, INC.,
VALERE BIO, INC.
and
GENEFAB, LLC
DATED AS OF AUGUST 7, 2023

Page

Article I DEFINITIONS AND TERMS	2
Section 1.1 Definitions	2
Section 1.2 Other Definitional Provisions.	16
Article II PURCHASE AND SALE OF ASSETS	16
Section 2.1 Purchase and Sale of Assets.	16
Section 2.2 Deferred Assets.	17
Section 2.3 Excluded Assets	18
Section 2.4 Assumed Liabilities	18
Section 2.5 Excluded Liabilities	19
Section 2.6 Consideration.	20
Section 2.7 Allocation of Cash Consideration.	22
Section 2.8 Taxes.	22
Section 2.9 Purchased Assets and Assumed Liabilities Not Transferred at the Initial Closing or Lease Assignment Closing; Excluded Liabilities Wrongfully Transferred at the Initial Closing or Lease Assignment Closing	23
Section 2.10 Facility Lease [***].	24
Section 2.11 Shared Contracts.	25
Article III CLOSINGS	26
Section 3.1 Initial Closing	26
Section 3.2 Lease Assignment Closing	27
Section 3.3 Initial Closing Deliveries by Seller	27
Section 3.4 Initial Closing Deliveries by Purchaser	27
Section 3.5 Lease Assignment Closing Deliveries by Seller	28
Section 3.6 Lease Assignment Closing Deliveries by Purchaser	28
Article IV REPRESENTATIONS AND WARRANTIES OF SELLER	28
Section 4.1 Organization and Good Standing	28
Section 4.2 Authority	28
Section 4.3 No Conflict	29
Section 4.4 Required Filings and Consents	29
Section 4.5 Compliance with Laws.	29
Section 4.6 Regulatory Compliance	30
Section 4.7 Undisclosed Liabilities	31
Section 4.8 Developments.	31
Section 4.9 Taxes.	32
Section 4.10 Litigation.	33
Section 4.11 Contracts.	33
Section 4.12 Title to and Sufficiency of Purchased Assets.	33
Section 4.13 The Facility and Facility Lease.	34
Section 4.14 Environmental Matters.	35
Section 4.15 Intellectual Property	35
Section 4.16 Employee Benefits.	36
Section 4.17 Labor and Employment Matters.	37

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(continued)
Page

-ii-

(continued)
Page

-iii-

Page

EXHIBITS

A    Services Agreement
B    Asset Assignment Agreement
C    Transitional Services Agreement
D    Sublease Agreement
E    Landlord Consent to Sublease Agreement
F    Option Agreement
G-1    TopCo Equity Commitment Letter
G-2    Celadon Equity Commitment Letter
H    Seller Economic Share Agreement
I    Terms of License and Sub-License

SCHEDULES

1.1(a)        [***]
1.1(b)        [***]
1.1(c)        [***]
1.1(d)        [***]
1.1(e)        [***]
1.1(f)        [***]
1.1(g)        [***]
1.1(h)        [***]
1.1(i)        [***]
2.1(a)(vi)        [***]
2.10(d)        [***]
6.12(h)        [***]
i

FRAMEWORK AGREEMENT
This FRAMEWORK AGREEMENT, is made and entered into as of August 7, 2023, is made by and among Senti Biosciences, Inc., a Delaware corporation ("Seller"), Valere Bio, Inc., a Delaware corporation ("TopCo"), and GeneFab, LLC, a Delaware limited liability company ("Purchaser"). Seller, TopCo and Purchaser are collectively referred to herein as the "Parties" and individually as a "Party."
RECITALS
WHEREAS, Seller possesses certain ownership and leasehold interests with respect to the Facility (as defined below) and certain assets and rights relating to the Facility;
WHEREAS, the Parties desire that, at the Initial Closing, Seller shall sell, assign and transfer to Purchaser, and Purchaser shall purchase and assume from Seller, the Purchased Assets (as defined below), and certain specified Liabilities related to such Purchased Assets upon the terms and conditions set forth herein;
WHEREAS, the Parties desire that, at the Lease Assignment Closing, Seller shall assign and transfer to Purchaser, and Purchaser shall assume from Seller, the Facility Lease (as defined below), and certain specified Liabilities related to such Facility Lease upon the terms and conditions set forth herein;
WHEREAS, concurrently with the Initial Closing, the Purchaser and Seller will execute and deliver: (a) a development and manufacturing services agreement, substantially in the form attached hereto as Exhibit A (the "Services Agreement"), (b) an asset assignment agreement, with respect to the Assumed Contracts and Assumed Liabilities (each as defined below), substantially in the form attached hereto as Exhibit B (the "Asset Assignment Agreement"), (c) a transition services agreement, substantially in the form attached hereto as Exhibit C (the "Transitional Services Agreement"), (d) a sublease agreement, substantially in the form attached hereto as Exhibit D (the "Sublease Agreement"), (e) an option agreement, substantially in the form attached hereto as Exhibit F ("Option Agreement"), and (f) a contractor use agreement, substantially in the form attached hereto as Schedule 2.10(d) ("Contractor Use Agreement"), each effective as of the Initial Closing;
WHEREAS, concurrently with the Initial Closing, the Purchaser, Seller and TopCo will execute and deliver an economic share agreement, substantially in the form attached hereto as Exhibit H ("Seller Economic Share Agreement"), effective as of the Initial Closing;
WHEREAS, concurrently with the Initial Closing, the Landlord, Purchaser and Seller will execute and deliver a written landlord consent to the sublease agreement, substantially in the form attached hereto as Exhibit E ("Landlord Consent to Sublease Agreement"), effective as of the Initial Closing;
WHEREAS, concurrently with the Lease Assignment Closing, the Purchaser and Seller will execute and deliver the Lease Assignment Agreement, and the Landlord, Purchaser and Seller will execute and deliver the Landlord Consent to Assignment (each as defined below), each effective as of the Lease Assignment Closing; and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements, as set forth more fully herein, in connection with this Agreement and the Transactions (as defined below).
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS
Section 1.1    Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:
"Action" shall mean any suit, cause of action, charge, audit, investigation, penalty, assessment, fine, mediation, arbitration, claim, complaint, criminal prosecution, governmental or other administrative proceeding, whether at law or at equity or by any court or Governmental Entity, or before any mediator, arbitrator or other tribunal.
"Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, "control" of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise.
"Agreement" shall mean this Framework Agreement, including all Schedules and Exhibits attached hereto, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof.
"Allocation" shall have the meaning set forth in Section 2.7(a).
"Allocation Adjustment Notice" shall have the meaning set forth in Section 2.7(a).
"Ancillary Agreements" shall mean the Asset Assignment Agreement, Services Agreement, Transitional Services Agreement, Sublease Agreement, Landlord Consent to Sublease Agreement, Option Agreement, Lease Assignment Agreement and Landlord Consent to Assignment, Seller Economic Share Agreement, the Equity Commitment Letters, License Agreement, and the Sub-License Agreement.
"Antitrust Laws" shall mean the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition
"Asset Assignment Agreement" shall have the meaning set forth in the Recitals.
"Assumed Contracts" shall mean all Contracts set forth on Schedule 1.1(a) related to the Facility or any of the Purchased Assets as described in clauses (iii) through (vi) of Section 2.1(a) to which Seller or any of its Affiliates is a party, excluding the Facility Lease but including any other Contract entered into on or after the date hereof and on or prior to the Initial Closing Date in accordance with Section 6.1 that relates to the Facility or any of the Purchased Assets as described in clauses (iii) through (vi) of Section 2.1(a) to which Seller or any of its Affiliates is a party, but excluding, in each case, any Excluded Contracts.
"Assumed Liabilities" shall have the meaning set forth in Section 2.4.
"Bankruptcy/Dissolution Event" shall have the meaning set forth in Section 4.20.
"Basket" shall have the meaning set forth in Section 9.4(a).
"Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks in San Francisco, California and Hong Kong Special Administrative Region are authorized or obligated by applicable Law or executive Order to close.

[***]
"[***]" shall have the meaning set forth in Section 9.4(a).
"Cash Equivalents" shall mean cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Entity.
[***]
[***]
"Claim Period" shall have the meaning set forth in Section 9.5(d).
"Code" shall mean the United States Internal Revenue Code of 1986, as amended.
"Confidential Information" shall mean all ideas, information and materials that are confidential and/or proprietary to a Person and are not generally known to the public including Trade Secrets and confidential and/or proprietary information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formulae, contract analyses, financial information, confidential filings with any state or federal agency, methods of doing business, and materials prepared for, by or on behalf of such Person by its employees, officers, directors, agents, consultants or other Representatives.
"Confidentiality Agreement" shall have the meaning set forth in Section 10.7(a).
"Contract" shall mean any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, instrument, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.
"Copyrights" shall mean all rights in copyrightable works, mask works, works of authorship and moral rights, including copyrights in computer programs, Software (whether in object code or source code), databases, data collections, data compilations and related documents, and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to use, reproduce, display, perform, modify, enhance, distribute and prepare derivative works thereof, and any registrations or applications for any of the foregoing, including renewals and extensions.
"COVID-19 Pandemic" shall mean "Coronavirus Disease 2019," "COVID-19," "COVID-19 virus," "coronavirus disease" and/or the "novel coronavirus," and any strains, mutations or permutations thereof, and the outbreak, spread, and transmission thereof, efforts to control or limit the spread and transmission thereof, and any other effects or consequences of the foregoing, including any action of any Governmental Entity.
"Equity Commitment Letters" shall have the meaning set forth in Section 3.4(c).
"De Minimis Amount" shall have the meaning set forth in Section 9.4(a).
"Deferred Asset" shall have the meaning set forth in Section 2.2(a).
"Deferred Consideration" shall have the meaning set forth in Section 2.6(c).
"East Wing" shall mean the Phase I Premises, as defined in the Facility Lease.
"Employee Plan" shall have the meaning set forth in Section 4.16(a).

"Encumbrance" shall mean, with respect to the Facility or any Purchased Asset, any pledges, claims, liens, licenses, charges, encumbrances and security interests of any kind or nature whatsoever.
"Environmental Claim" shall mean any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice by any Person alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys' fees or penalties) arising out of, based on, resulting from or relating to (i) the presence, Release of, or exposure to any Hazardous Materials or (ii) circumstances forming the basis of any violation, or alleged violation, of, or liability with respect to, any Environmental Law.
"Environmental Law" shall mean all federal, state, local, foreign and common laws, statutes, codes, regulations, ordinances and other enforceable requirements of Governmental Entities relating to (i) pollution or protection of human health and safety (including workplace health and safety), (ii) the protection, restoration or cleanup of or prevention of harm to the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata, and natural resources), (iii) the exposure to, or Releases or threatened Releases of, Hazardous Materials, (iv) the manufacture, processing, distribution, use, treatment, generation, storage, containment, disposal, transport or handling of Hazardous Materials, or (v) recordkeeping, notification, disclosure and reporting requirements regarding Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.
"Environmental Permits" shall mean permits, licenses, approvals, exemptions, registrations, certificates, identification numbers or other authorizations issued pursuant to Environmental Law.
"Equipment" shall mean all machinery, manufacturing and servicing equipment (including any computers, peripherals or other electronics integrated with such equipment), spare parts, and tangible tools and tooling that is (i) located at the Facility as of the date hereof or the Initial Closing Date, (ii) owned or leased by Seller and (iii) reasonably necessary or useful in the future Exploitation of the other Purchased Assets or in the future operation of the Facility pursuant to the Facility Lease.
"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.
"ERISA Affiliate" shall mean each Person (whether or not incorporated), trade or business that at any relevant time would be required to be treated together with Seller as a "single employer" under Section 414 of the Code.
"Excluded Assets" shall have the meaning set forth in Section 2.3.
"Excluded Contracts" shall mean all Contracts listed on Schedule 1.1(b).
"Excluded Liabilities" shall mean all Liabilities, other than the Assumed Liabilities or as provided in the Ancillary Agreements, of Seller or any of its Affiliates, including all Liabilities, whether arising before, on or after the Initial Closing Date arising out of, resulting from or related to the Excluded Assets.
"Excluded Records" shall mean (i) any Tax Return of Seller or any of its Affiliates to the extent it does not pertain solely to the Purchased Assets, (ii) all personnel records pertaining to any personnel of Seller and any of its Affiliates, excluding any records pertaining to Transferred Workers, (iii) any attorney work product, attorney-client communications and other items protected by attorney-client privilege and (iv) any Records specifically described on Schedule 1.1(d).
"Excluded Tangible Assets" shall mean all tangible assets located at the Facility that are not related to the Facility or the Purchased Assets or are not Transferred Tangible Assets, including the tangible assets set forth on Schedule 1.1(e).
"Expiration Date" shall have the meaning set forth in Section 9.1.

"Exploit" (including with correlative meaning the terms "Exploitation" and "Exploited") shall mean any or all of the following: research, development, design, test, modify, manufacture, service, make, use, sell, have made, used or sold, offer for sale, import, reproduce, promote, market, distribute, commercialize, support, maintain, correct and create derivative works or, as the context requires, operate the Facility to manufacture therapeutic or diagnostic products.
"Facility" shall mean the manufacturing facility, and other real property and improvements leased by Seller pursuant to the Facility Lease, located at 1430 Harbor Bay Parkway, Alameda, California, as more particularly described in the Facility Lease, which includes without limitations, for the avoidance of doubt, a West Wing, an East Wing, a warehouse, quality control testing labs, and office support areas.
"Facility Lease" shall mean that certain Research and Development and Laboratory Lease Agreement for the Facility, dated as of June 3, 2021, between Landlord and Seller and all amendments, modifications and supplemental agreements thereto, and guarantees thereof.
"Facility Workers" shall mean: (i) all current Seller employees or individuals currently engaged as independent contractors located at or primarily reporting to (whether remote or otherwise) the Facility, unless expressly excluded as set forth on Schedule 1.1(c); (ii) any other employee of Seller or its Affiliates listed as a Facility Worker on Schedule 1.1(c); and (iii) Seller's independent contractors listed on Schedule 1.1(c); provided, in each case, that such employee or independent contractor remains employed or engaged by Seller as of the day Purchaser may provide them with offers of employment or engagement (as applicable) in accordance with this Agreement. For the avoidance of doubt, Schedule 1.1(c) may be updated upon the mutual agreement of the Parties.
"FDA" shall mean the United States Food and Drug Administration and any successor agency.
"Final Tranche Payment" shall have the meaning set forth in Section 2.6(c).
"Fraud" shall mean actual and intentional misrepresentation of a material existing fact in connection with the representations and warranties set forth in Article IV (with respect to Seller) or Article V (with respect to Purchaser) of this Agreement with actual knowledge of its falsity and made for the purpose of inducing the other Party to act, and upon which the other Party justifiably relies with resulting Losses.
"FTC" shall mean the United States Federal Trade Commission.
"Fundamental Reps" shall mean the representations and warranties set forth in Section 4.1 (Organization and Good Standing), Section 4.2 (Authority), Section 4.18 (Brokers), Section 5.1 (Organization and Good Standing), Section 5.2 (Authority), and Section 5.6 (Brokers).
"GAAP" shall mean accounting principles generally accepted in the United States, as in effect as of the date hereof.
"Governmental Entity" shall mean any United States federal, state or local or any foreign government or any court, administrative or other governmental or government-authorized authority, commission, department, board, tribunal, or agency, domestic, foreign or supranational, including any Regulatory Authority.
"Hazardous Materials" shall mean any material, substance, chemical or waste (or combination thereof) that is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, or words of similar meaning or effect under any Environmental Law.
"Indemnification Cap" shall have the meaning set forth in Section 9.4(a).
"Indemnification Notice" shall have the meaning set forth in Section 9.5(a).

"Indemnified Party" shall have the meaning set forth in Section 9.5(a).
"Indemnifying Party" shall have the meaning set forth in Section 9.5(a).
"Independent Accounting Firm" shall mean such independent accounting firm with known experiences in the construction industry to which the Parties mutually agree in writing.
"Initial Closing" shall mean the consummation of the transactions contemplated by this Agreement, excluding those transaction solely related to the assignment and consent to such assignment by the Landlord of the Facility Lease, pursuant to the terms of this Agreement.
"Initial Closing Consideration" shall have the meaning set forth in Section 2.6(b).
"Initial Closing Date" shall have the meaning set forth in Section 3.1.
"Intellectual Property" shall mean all intellectual property rights, intangible industrial property rights, other similar proprietary rights, and all related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including (i) all Patents, Trademarks, Copyrights, Trade Secrets, and Software, (ii) all copies of tangible embodiments of the foregoing (in whatever form or medium) and any rights equivalent to any of the foregoing anywhere in the world, (iii) all royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any of the foregoing, and (iv) all claims and causes of action, with respect to any of the foregoing, whether accruing before, on or after the date of this Agreement, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but not the obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages, including costs and attorney's fees.
"Knowledge of Seller" or "Seller's Knowledge" shall mean the actual or constructive knowledge after duly diligent inquiry of [***], and [***]; and solely for the purposes of Section 4.14, shall include the actual or constructive knowledge of [***] or [***] after duly diligent inquiry of [***].
"Landlord" shall mean 1430 South Loop Owner, LLC, a Delaware limited liability company, and its successors and assigns.
"Landlord Consent to Assignment" shall mean an executed copy of Landlord's written consent to the assignment of the Facility Lease from Seller to Purchaser, by and among Landlord, Seller and Purchaser, in a form reasonably acceptable to Seller and Purchaser.
"Landlord Consent to Sublease Agreement" shall have the meaning set forth in the Recitals.
"Laws" shall mean, as applicable, any United States federal, state or local or any foreign or supranational statute, law, rule, regulation, ordinance, code or any other requirement or rule of law, in each case as interpreted by courts of competent and relevant jurisdiction.
"Lease Assignment Agreement" shall mean an assignment and assumption agreement between Seller and Purchaser with respect to the Facility Lease substantially in the form attached to the Landlord Consent to Assignment, in a form reasonably acceptable to Seller and Purchaser.
"Lease Assignment Closing" shall mean the consummation of the transactions contemplated by this Agreement related solely to the assignment and consent to such assignment by the Landlord of the Facility Lease, pursuant to the terms of this Agreement, the Lease Assignment Agreement and the Landlord Consent to Assignment.
"Lease Assignment Closing Date" shall have the meaning set forth in Section 3.2.

"Liabilities" shall mean any and all debts, liabilities, costs, guarantees, commitments, assessments, expenses, claims, fines, penalties, losses, damages, deficiencies and obligations of any nature, whether accrued or fixed, known or unknown, express or implied, primary or secondary, liquidated or unliquidated, asserted or unasserted, absolute or contingent, disputed or undisputed, matured or unmatured, determined or determinable, accrued or not accrued, due or to become due, direct or indirect, whenever or however arising (including whether arising out of any Contract, common law or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.
"License Agreement" shall have the meaning set forth in Section 6.5(a).
"Licensed Scope" shall have the meaning set forth in Section 4.15.
"Litigation" shall have the meaning set forth in Section 4.10(a).
"Losses" shall have the meaning set forth in Section 9.2.
"Material Permits" shall mean all material Permits necessary for the lawful operation of the Facility and the Purchased Assets, each as presently used.
"New Hire Documents" shall mean collectively any offer letter, restrictive covenant agreement or other customary new-hire agreement on Purchaser's standard form used with similarly-situated Purchaser employees that Purchaser proposes the Offered Workers sign in connection with the transactions contemplated by this Agreement.
"OFAC" shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.
"Offered Worker" shall have the meaning set forth in Section 6.12(a).
"Option Agreement" shall have the meaning set forth in Recital.
"Order" shall mean any charge, temporary restraining order or other order, writ, injunction (whether preliminary, permanent or otherwise), judgment, guideline, doctrine, guidance, decree, ruling, determination, directive, corporate integrity agreement or similar agreement, award or settlement, whether civil, criminal or administrative.
"Ordinary Course of Business" shall have the meaning set forth in Section 6.1.
"Parties" shall have the meaning set forth in the preamble of this Agreement.
"Party" shall have the meaning set forth in the preamble of this Agreement.
"Patents" shall mean all United States and foreign issued letters or design patents, reissued or reexamined patents, patents surviving inter partes review, revival of patents, utility models, registered community designs, registered industrial designs, certificates of invention, registrations of patents and extensions thereof, supplemental protection certificates regardless of country issued or formal name and all published or unpublished non-provisional and provisional patent applications, reissue applications, reexamination proceedings, invention disclosures and records of invention, continuation applications, continuation-in-part applications, requests for continued examination and divisions, divisional applications, patent term extension applications, applications for supplemental protection certificates, all rights in respect of utility models and certificates of invention, and all rights and priorities and all extensions and renewals thereof, regardless of the country filed or formal name.
"Payroll Agreement" shall have the meaning set forth in Section 6.12(j).
"Permit" shall mean any permit, license, approval, exemption, consent, clearance, registration, certificate, waiver, franchise, qualification or other authorization issued by any Governmental Entity.

"Permitted Encumbrance" shall mean, in each case, (i) Encumbrances for (A) Taxes, assessments and other governmental charges not yet delinquent or that may subsequently be paid without penalty, or (B) liens for Taxes being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics', workmen's, repairmen's, warehousemen's or carriers' Encumbrances or other similar Encumbrances incurred in the ordinary course of business securing obligations or liabilities that are not material to the Facility, (iii) defects or imperfections of title, easements, declarations, covenants, rights-of-way, restrictions and other charges, instruments or encumbrances that do not materially affect the use of real estate as is used by Seller as of the date hereof, (iv) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions, (v) Encumbrances not created by Seller or any of its Affiliates that affect the underlying fee interest of any leased real property, including master leases or ground leases, and any set of facts that an accurate up-to-date survey would show which do not materially interfere with the ordinary conduct of the Facility as it is conducted on the date hereof, (vi) Encumbrances arising by operation of law on insurance policies and proceeds thereof to secure premiums thereunder and that are not delinquent, and (vii) in the case of any leased asset, the rights of any lessor under the applicable lease agreement.
"Person" shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization, union, or Governmental Entity, including any political subdivision, agency, or instrumentality thereof.
"Prohibited Person" shall mean (i) any Person or vessel listed on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC; (ii) any Governmental Entity or Person located, organized or resident in, any country or region, against which the U.S. maintains or in the past five (5) years has maintained, comprehensive Sanctions (unless dealing with such Person is authorized under U.S. Law) (specifically, Cuba, Iran, North Korea, the Republic of Sudan (North Sudan), Syria, and the Crimea, Donetsk People's Republic, and Luhansk People's Republic regions in Ukraine); (iii) a Person owned or controlled by, any of the Persons listed in clause (i) above to the extent such Person is subject to the same prohibitions or restrictions as the Persons listed in clause (i) above; or (iv) a Person listed on, or otherwise subject to, any other Sanctions-related restricted or designated party list administered by a Governmental Entity.
"Purchased Assets" shall have the meaning set forth in Section 2.1(a).
"Purchaser" shall have the meaning set forth in the preamble of this Agreement.
"Purchaser Indemnified Party" shall have the meaning set forth in Section 9.2.
"Purchaser Material Adverse Effect" shall mean any change, effect, event, occurrence, state of facts, circumstance or development that prevents or materially impedes or delays the consummation by Purchaser of the transactions contemplated by this Agreement or the Ancillary Agreements.
"[***]" shall mean, [***].
"Purchaser Plan" shall have the meaning set forth in Section 6.12(h).
"Records" shall mean all books, records and data (whether in electronic form or otherwise) related to the Facility, Purchased Assets or Transferred Workers, or that are located at the Facility, and all (i) work instructions and bills of materials, (ii) vendor lists to the extent relating to the Facility or the Purchased Assets, (iii) files and documents (including credit information) to the extent relating to vendors for the Facility or the Purchased Assets, (iv) machinery and equipment maintenance files, (v) supplier lists, (vi) inventory records, quality control records and procedures, and (vii) documentation that relates to Seller's standard operating practices and procedures as it relates to the Facility or the Purchased Assets, in each case (i) through (vii) related to the Facility, the Purchased Assets or the Transferred Workers.
"Regulatory Authority" shall mean the FDA, the FTC, the United States Department of Health and Human Services, Centers for Medicare and Medicaid Services, the competent authorities responsible for regulating the manufacture of products in each of the European Union member states, or any other federal, state, local or foreign Governmental Entity that is concerned with or regulates the manufacture of therapeutic and pharmaceutical products, or involved in granting any approvals necessary for the manufacture, use, clinical investigation, marketing, importation and sale of a pharmaceutical product and, to the extent required in such the applicable country or regulatory jurisdiction, pricing or reimbursement approval of such pharmaceutical product in such country or regulatory jurisdiction.
"Regulatory Laws" shall have the meaning set forth in Section 4.6(a).
"Release" shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into or through the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or any property.
"Replacement Contract" shall have the meaning set forth in Section 2.11(b).
"Representatives" shall mean, with respect to a Person, such Person's Affiliates and their respective parents, directors, officers, employees, attorneys, accountants, representatives, financial advisors, lenders, consultants and other agents.
"Sanctions" shall mean the economic, trade and financial sanctions Laws administered, enacted or enforced by OFAC, the United States Department of State, the United States Department of Commerce, any other U.S. government entity, the United Nations Security Council, the European Union, or the United Kingdom.
"Second Tranche Payment" shall have the meaning set forth in Section 2.6(c).
"Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
"Seller" shall have the meaning set forth in the preamble of this Agreement.
"Seller Certificate" shall have the meaning set forth in Section 10.13.
"Seller Disclosure Schedules" shall mean the disclosure schedules delivered by Seller to Purchaser in connection with, and concurrently with the execution of, this Agreement.
"Seller Economic Share Agreement" shall have the meaning set forth in the recitals.
"Seller Indemnified Party" shall have the meaning set forth in Section 9.3.
"Seller Material Adverse Effect" shall mean any change, effect, event, occurrence, state of facts, circumstance or development that, individually or in the aggregate with all other changes, effects, events, occurrences, state of facts, circumstances or developments, (a) results in any change or effect that is materially adverse to the Facility, the Contractual Rights, the Purchased Assets or the Assumed Liabilities, taken as a whole, or (b) prevents the consummation by Seller of the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that no change, effect, event, occurrence, state of facts, circumstance or development resulting from or arising out of any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Seller Material Adverse Effect: (i) events, developments, changes or effects in global or national economic, monetary, or financial conditions, including changes in prevailing interest rates, credit markets, currency exchange rates or market conditions, (ii) events, developments, changes or effects in the pharmaceutical or drug manufacturing industry, (iii) events, developments, changes or effects in global or national political conditions, including the outbreak or escalation of war or acts of terrorism, (iv) earthquakes, hurricanes, tsunamis, typhoons, lightning, hailstorms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides, wildfires and other natural disasters, weather conditions and other force majeure events, (v) changes in applicable Law or the interpretation thereof or changes in GAAP or the interpretation thereof, (vi) events, developments, changes or effects, including impacts on relationships with customers, suppliers, employees, labor organizations or Governmental Entities, in each case attributable to the execution, announcement or pendency of this Agreement, the Ancillary Agreements, the transactions contemplated hereby or thereby or the identity of Purchaser as the acquiror of the Facility or plans or announced intentions of Purchaser with respect to the Facility, (vii) events, developments, changes or effects arising out of any action required, permitted or contemplated to be taken by this Agreement, any action taken by either Party or any of their respective Affiliates with the prior written consent or at the written request of the other Party, any action taken by Purchaser or any of its Affiliates with respect to the transactions contemplated by this Agreement or any failure of Seller or any of its Affiliates to take an action requiring consent of Purchaser for which consent is not provided, or (viii) events, developments, changes or effects resulting from any acts or omissions of Purchaser or its Affiliates after the date of this Agreement (other than actions or omissions specifically contemplated by this Agreement).
"[***]" shall mean, [***].
"Senti Economic Share" shall have the meaning set forth the Seller Economic Share Agreement.
"Services Agreement" shall have the meaning set forth in the Recitals.
"Shared Contract" means each of the Contracts set forth on Schedule 1.1(f).
"Shared Contract Liabilities" shall have the meaning set forth in Section 2.11(a).
"Shared Contract Rights" shall have the meaning set forth in Section 2.11(a).
"Software" shall mean any (i) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) program files, data files, computer-related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, (iii) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing, and any improvements, updates, upgrades or derivative works of any of the foregoing.
"[***]" shall mean [***].
"Start Date" shall have the meaning set forth in Section 6.12(a).
"Subsidiary" of any Person shall mean another Person, (i) an amount of the voting securities, other voting rights, membership or partnership interests of which that is sufficient to elect at least a majority of its board of directors or other governing body is directly or indirectly owned or controlled by such first Person or by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which is owned directly or indirectly by such first Person), (ii) of which such first Person or any other Subsidiary of such first Person is a general partner (excluding partnerships, the general partnership interests of which held by such first Person and any Subsidiary of such first Person do not have a majority of the voting interests in such partnership) or (iii) based on the extent of control by the first Person, is required to be consolidated in the consolidated financial statements of the first Person in accordance with GAAP.
"Sub-License Agreement" shall have the meaning set forth in Section 6.5(a).
"Sublease Agreement" shall have the meaning set forth in the Recitals.

"Tax Return" shall mean any return, election, report, declaration, information return, statement or other document filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax, including any attachment or schedule thereto and including any amendments thereof.
"Taxes" shall mean all taxes, charges, duties, fees, levies or other assessments, including income, excise, real property and personal property, sales or use, value added, profits, license, withholding (with respect to compensation or otherwise), payroll, employment, unemployment, disability, net worth, capital gains, transfer, documentary, stamp, social security, environmental, occupation, and franchise, gross receipts, premium, escheat or unclaimed property obligation, ad valorem, alternative or add-on minimum, custom duty, and estimated taxes, in each case, to the extent imposed by any Taxing Authority, and including any interest, penalties and additions attributable thereto, and all amounts payable pursuant to an agreement or arrangement with respect to taxes or payable with respect to taxes as successor or transferee.
"Taxing Authority" shall mean any Governmental Entity exercising any authority to impose, regulate or administer the imposition of Taxes.
"Third Tranche Payment" shall have the meaning set forth in Section 2.6(c).
"Third-Party Claim" shall have the meaning set forth in Section 9.6(b).
"Third-Party Claim Notice" shall have the meaning set forth in Section 9.6(a).
"TopCo" shall have the meaning set forth in the preamble of this Agreement.
"TopCo Equity Commitment Letter" shall have the meaning set forth in Section 3.4(c).
"Trade Secrets" shall mean all trade secrets (protectable as such in any applicable jurisdiction) and any confidential or other proprietary know-how or information specifically related to technical or engineering, manufacturing, processing, marketing, financial, or business matters, including new developments, ideas, inventions and discoveries (whether patentable or not and whether or not reduced to practice and all improvements thereto), invention disclosures, processes, blueprints, manufacturing, engineering and other drawings and manuals, recipes, research data and results, computer programs, Software (whether in object code or source code), databases, data collections, data compilations, algorithms, flowcharts, diagrams, schematics, chemical compositions, formulae, diaries, notebooks, lab journals, design and engineering specifications and similar materials recording or evidencing expertise or information, designs, methods of manufacture, processing techniques, data processing techniques, compilation of information, customer, vendor and supplier lists, pricing and cost information, and business and marketing plans and proposals, all related documents thereof, and all claims and rights related thereto.
"Trademarks" shall mean all registered or unregistered trademarks, service marks, trade dress, trade names, corporate names, assumed financial business names, logos, slogans, Internet domain names, and any other source or business identifiers, together with all translations, adaptations, derivations, and combinations thereof, and all applications, registrations and renewals in connection therewith throughout the world, and all goodwill associated with any of the foregoing.
"Transactions" shall mean the transactions contemplated by this Agreement.
"Transfer Taxes" shall mean any federal, state, county, local, foreign or other sales, use, transfer, value added, conveyance, documentary transfer, stamp duty, recording or other similar Tax, fee or charge imposed in connection with the transactions contemplated by this Agreement or the recording of any sale, transfer or assignment of property (or any interest therein) effected pursuant to this Agreement.
"Transferable Workers" shall mean (i) the Facility Workers and (ii) the employees, independent contractors, and other services providers of Seller set forth on Schedule 1.1(h).

"Transferred Intellectual Property" shall mean all Intellectual Property in the schematics for and design of the Facility that were prepared by or on behalf of Seller.
"Transferred Permits" shall mean all of the Permits set forth set forth on Schedule 1.1(i), which are related to the Facility or the Purchased Assets, including all Permits that are held or used by (or which have been filed or delivered by or on behalf of) Seller or its Affiliates in connection with the construction, modification or operation of the Facility, or the ownership and use of the Purchased Assets.
"Transferred Records" shall mean all Records other than the Excluded Records.
"Transferred Tangible Assets" shall mean all Equipment, furniture and other tangible assets located at the Facility at the Initial Closing and reasonably expected to be necessary or used in the future operation of the Facility or the future Exploitation of the Purchased Assets, excluding, in each case, the Excluded Tangible Assets or any assets transferred at the Lease Assignment Closing. For the avoidance of doubt, all tangible assets set forth on Schedule 2.1(a)(vi) shall constitute "Transferred Tangible Assets."
"Transferred Worker" shall have the meaning set forth in Section 6.12(c).
"Transitional Services Agreement" shall have the meaning set forth in the Recitals.
"Union" shall have the meaning set forth in Section 4.17(i).
"United States" or "U.S." shall mean the United States of America and its territories, commonwealths and possessions.
"W-9" shall have the meaning set forth in Section 3.3(c).
"WARN Act" shall have the meaning set forth in Section 4.17(k).
"West Wing" shall mean the Phase II Premises, as defined in the Facility Lease.
Section 1.2    Other Definitional Provisions.
(a)    The words "hereof," "herein," "hereto" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
(b)    Unless the context of this Agreement otherwise requires: (i) the terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and (ii) words of any gender include each other gender.
(c)    The terms "dollars" and "$" shall mean lawful currency of the United States.
(d)    The words "include," "includes" and "including" and words of similar import will be by way of example rather than by limitation.
(e)    Time periods based on a number of days within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and, if applicable, by extending the period to the next Business Day following if the last day of the period is not a Business Day.
(f)    When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article or a Section of, or an Exhibit or a Schedule to, this Agreement unless otherwise indicated.

ARTICLE II

PURCHASE AND SALE OF ASSETS
Section 2.1    Purchase and Sale of Assets.
(a)    Upon the terms and subject to the conditions set forth herein and in the Ancillary Agreements to be entered into at or prior to the Initial Closing as provided for herein, at the Initial Closing, Seller irrevocably agrees to sell, convey, assign and transfer to Purchaser, and Purchaser irrevocably agrees to purchase, acquire and accept from Seller the transferable right, title and interests of Seller in, to and under the following (collectively, the "Purchased Assets"), in each case to the extent not specifically included in the Excluded Assets:
(i)    the Assumed Contracts;
(ii)    the Shared Contract Rights, allocated to Purchaser in accordance with Section 2.11;
(iii)    the Transferred Records; provided, that Seller may retain a copy of any of the Transferred Records;
(iv)    the Transferred Intellectual Property;
(v)    the Transferred Permits; and
(vi)    the Transferred Tangible Assets.
(b)    Upon the terms and subject to the conditions set forth herein and in the Lease Assignment Agreement and Landlord Consent to Assignment to be entered into as provided for herein, at the Lease Assignment Closing, Seller irrevocably agrees to sell, convey, assign and transfer to Purchaser, and Purchaser irrevocably agrees to purchase, acquire, assume and accept from Seller the transferable right, title, obligations and interests of Seller in, to and under the Facility Lease.
(c)    Upon the terms and subject to the conditions set forth herein and in the Ancillary Agreements (other than Lease Assignment Agreement and Landlord Consent to Assignment) to be entered into as provided for herein, at the Initial Closing or upon the execution of any such Ancillary Agreement that is executed following the Initial Closing, Purchaser shall obtain the rights set forth in the Ancillary Agreements upon the terms and subject to the conditions thereof (the "Contractual Rights").
Section 2.2    Deferred Assets.
(a)    Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Assumed Contract, Shared Contract or other Purchased Asset if any attempted assignment or transfer of such Assumed Contract, Shared Contract or such other Purchased Asset (i) would constitute a breach or violation of any applicable Law (whether by operation of law or otherwise) or (ii) would require the prior consent of a third party that has not been obtained prior to the Initial Closing (or does not remain in full force and effect at the Initial Closing) (any such Assumed Contract, Shared Contract or such other Purchased Asset, a "Deferred Asset"), unless and until (A) such Deferred Asset can be assigned or transferred in accordance with Section 2.1(a) without such breach, violation of applicable Law or (B) such consent of a third party is obtained, at which time, in the case of clauses (A) and (B), and without the payment of any further consideration from, or action by, either Party, such Deferred Asset and related Assumed Liabilities shall be deemed to be automatically transferred or assigned in accordance with Section 2.1(a) and assumed in accordance with Section 2.4.
(b)    With respect to any such Deferred Asset, from the Initial Closing Date to the second (2nd) anniversary thereof, the Parties shall, and shall cause their respective Affiliates to, reasonably cooperate and use commercially reasonable efforts to obtain, or cause to be obtained, all third party consents required to assign or transfer such Deferred Asset to Purchaser. Neither Seller nor any of its Affiliates shall have any Liability for failure to obtain any required third party consent, provided that Seller has complied with its obligations under this Section 2.2. Neither the Party (nor their respective Affiliates) shall be obligated to pay, or caused to be paid, (i) fees, costs or expenses in connection with such third party consent (other than immaterial administrative or legal costs and expenses) or (ii) any consideration to any third party with respect to such required consent, in each case other than as the Parties mutually agree in writing.
(c)    During the period any Purchased Asset remains a Deferred Asset, and without further consideration due and payable from Purchaser to Seller, Seller shall use commercially reasonable efforts to provide to Purchaser the maximum allowable use of the Deferred Asset (which shall include, at a minimum, the economic benefits of such Deferred Asset), and the Parties shall reasonably cooperate so that Purchaser obtains, to the fullest extent practicable, the applicable Deferred Assets and assumes or otherwise pays, performs or discharges the Liabilities arising or resulting from any such allowable use of Deferred Asset by Purchaser pursuant to this Section 2.2(c).
Section 2.3    Excluded Assets. Purchaser acknowledges and agrees that, pursuant to this Agreement or any Ancillary Agreement, it is not acquiring any rights, titles or interests in, to or under any assets, property (of any kind or nature, real or personal, tangible or intangible), rights and interests of Seller and its Affiliates other than the Purchased Assets, the Facility Lease and the Contractual Rights, including the following (collectively, the "Excluded Assets"):
(a)    any Cash Equivalents of Seller and its Affiliates;
(b)    any losses, loss carryforwards and rights to receive refunds, credits and loss carryforwards or any other Tax asset with respect to any and all Taxes of Seller or any of its Affiliates specified under Section 2.5(f);
(c)    the Excluded Records;
(d)    the Excluded Tangible Assets;
(e)    any rights, claims and credits of Seller or any of its Affiliates relating to any Excluded Asset or any Excluded Liability, including any guarantees, warranties, indemnities and similar rights in favor of Seller or any of its Affiliates relating to any Excluded Asset (other than any Excluded Liability) and any amounts received after the Lease Assignment Closing pursuant to the Facility Lease by Seller or Purchaser from Landlord related to the period prior to the Lease Assignment Closing;
(f)    all Employee Plans and all related Contracts, including the funding arrangements (e.g., accounts, trusts, insurance arrangements and policies, and stop-loss policies) and administrative or other service agreements with third-party providers, trusts or other assets attributable thereto;
(g)    Shared Contracts, other than Shared Contract Rights allocated to Purchaser in accordance with Section 2.11; and
(h)    any Excluded Contracts.
Section 2.4    Assumed Liabilities. Upon the terms and subject to the conditions set forth herein, Purchaser agrees, effective at the Initial Closing and after the Initial Closing Date, to assume, pay, perform and discharge the following specified Liabilities of Seller (collectively, the "Assumed Liabilities"):
(a)    all Liabilities arising after the Initial Closing out of events or circumstances occurring after the Initial Closing, to the extent arising out of or relating to (i) the Purchased Assets (other than the Assumed Contracts or Shared Contracts) or (ii) the use, ownership, operation of the Purchased Assets (other than the Assumed Contracts or Shared Contracts) after the Initial Closing Date;

(b)    all Liabilities arising after the Initial Closing to the extent resulting from activities conducted after the Initial Closing or to be performed after the Initial Closing under the Assumed Contracts, all Liabilities under the Assumed Contracts attributable to the period after the Initial Closing, and all Liabilities for payment for products, materials or other items to be supplied to or services to be provided to Seller under the Assumed Contracts to the extent such payment is not due until after the Initial Closing.;
(c)    all Shared Contract Liabilities allocated to Purchaser in accordance with Section 2.11;
(d)    all Liabilities under any Replacement Contracts;
(e)    all Liabilities and obligations arising on or after the applicable Start Date from or relating to the employment or engagement, or termination of employment or engagement, of any Transferred Workers by Purchaser or its Affiliates and all other Liabilities required to be performed after the Initial Closing by Purchaser with respect to the Transferred Workers pursuant to Section 6.12(h);
(f)    all Liabilities for fees, costs or expenses in connection with the operation, use, maintenance and improvements of the Facility, or the ownership of the Purchased Assets, with respect to or attributable to any period following the Initial Closing Date;
(g)    all Liabilities and obligations arising on or after the Lease Assignment Closing to the extent resulting from activities conducted after the Lease Assignment Closing or to be performed after the Lease Assignment Closing under the Facility Lease and all Liabilities under the Facility Lease attributable to the period after the Lease Assignment Closing;
(h)    all Liabilities for Purchaser's share of Transfer Taxes pursuant to Section 2.8(a) and any Taxes allocated to Purchaser pursuant to Section 2.8(b); and
(i)    all Liabilities and obligations arising prior to the Initial Closing from or relating to the Purchased Assets to the extent set forth in Schedule 2.4.
For the avoidance of doubt, Purchaser shall also be responsible for the full satisfaction of its Liabilities under the Sublease Agreement.
Section 2.5    Excluded Liabilities. Purchaser shall not assume any Liabilities of Seller or any of its Affiliates other than the Assumed Liabilities or as provided in the Ancillary Agreements, and the Excluded Liabilities shall remain the sole obligation and responsibility of Seller. Without limiting the generality of the foregoing, Excluded Liabilities shall include each of the following:
(a)    all Liabilities arising out of or relating to the Excluded Assets;
(b)    all Liabilities under, arising out of or relating to the Purchased Assets (other than the Assumed Contracts) on or prior to the Initial Closing, or the use, ownership, operation, or lease of the Purchased Assets other than the Assumed Contracts on or prior to the Initial Closing;
(c)    all Liabilities arising as a result of activities conducted on or prior to the Initial Closing, or to be performed on or prior to the Initial Closing, under the Assumed Contracts, other than as specified in Section 2.10;
(d)    all Liabilities arising as a result of activities conducted after the Initial Closing, or to be performed after the Initial Closing, under any Assumed Contract when it remains a Deferred Asset, other than as specified in Section 2.2(c);
(e)    all Liabilities arising under the Shared Contracts, other than Shared Contract Liabilities allocated to Purchaser under Section 2.11 or and Replacement Contract or as provided in any Ancillary Agreement;

(f)    except to the extent of Purchaser's Liabilities under the Sublease Agreement, all Liabilities arising as a result of activities conducted on or prior to the Lease Assignment Closing, or to be performed on or prior to the Lease Assignment Closing, under the Facility Lease, other than as specified in Section 2.10 or the Sublease Agreement;
(g)    all Liabilities of Seller and its Affiliates for Taxes (including any Taxes allocated to Seller pursuant to Section 2.8(b) but excluding Taxes allocated to Purchaser under Section 2.8(b) and Purchaser's share of Transfer Taxes pursuant to Section 2.8(a)), and all Liabilities for Taxes relating to the Purchased Assets, Facility or Transferred Workers that are attributable to taxable periods or portions thereof ending on or before the Initial Closing Date; and
(h)    all Liabilities and obligations (including all Litigation relating to such Liabilities or obligations) relating to or stemming from the actual or alleged infringement, misappropriation, dilution, or other violation of any Person's Intellectual Property arising out of the use of the Purchased Assets or the Facility, attributable, in each case, to the period prior to the Initial Closing (regardless of when raised).
Section 2.6    Consideration.
(a)    The consideration for the Purchased Assets, the Facility Lease and the Contractual Rights shall consist of: (i) the Cash Consideration, (ii) the assumption of the Assumed Liabilities, and (iii) the agreement to perform the obligations under the Ancillary Agreements.
(b)    [***]
(c)    [***]
(i)    by providing a written notice to Purchaser prior to [***], Seller may elect to receive [***] of the Deferred Consideration on [***], if, and only if, the amount of such payment obligation is reduced by [***] (such payment, the "Second Tranche Payment");
(ii)    regardless of whether Seller makes an election pursuant to the foregoing clause (c)(i), by providing a written notice to Purchaser prior to [***], Seller may elect to receive [***] percent ([***]%) of the Deferred Consideration on [***], if, and only if, the amount of such payment obligation is reduced by [***] (such payment, the "Third Tranche Payment");
(iii)    the amount equal to the aggregate amount of any reduction in the payment obligations caused by Seller's election pursuant to the foregoing clauses (c)(i) or (c)(ii) shall become due and payable from Purchaser to Seller on [***]; and
(iv)    for the avoidance of doubt, if Seller fails to make any election pursuant to the foregoing clauses (c)(i) or (c)(ii), the entirety of the Deferred Consideration shall become due and payable from Purchaser to Seller on December 31, 2024 (such payment, the "Final Tranche Payment"). For purposes of illustration of the foregoing, [***] shall become due and payable on December 31, 2025.
[***]
(d)    Concurrently with the Initial Closing, Purchaser and TopCo shall enter into the Seller Economic Share Agreement, pursuant to which, amongst other things, TopCo shall grant to Seller the right to receive the Senti Economic Share, subject to the terms and conditions set forth therein.
(e)    Any additional payments of Deferred Consideration under Section 2.6(c) or as set forth in the Seller Economic Share Agreement shall be treated (i) as an adjustment to the purchase price for Tax purposes except as otherwise required by applicable Law and (ii) as composed of an interest element and a principal element, such interest element to be determined and reported consistent with Section 483 of the Code and the Treasury Regulations promulgated thereunder.

Section 2.7    Allocation of Cash Consideration.
(a)    [***] after the full payment of the Initial Closing Consideration, Purchaser shall prepare and deliver to Seller a statement allocating the sum of each of the Initial Closing Consideration and Assumed Liabilities (to the extent properly taken into account as purchase price for U.S. federal income tax purposes) in accordance with the principles of Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, and local law) among the Purchased Assets and the Contractual Rights (as finally determined pursuant to this Section 2.7, the "Allocation"). Seller [***] calendar days after Purchaser's delivery to Seller of the Allocation during which to notify Purchaser in writing of any proposed adjustments to the Allocation, which notice shall set forth in detail a description of the proposed adjustments to the Allocation that Seller believes should be made (the "Allocation Adjustment Notice"). In the event that Seller delivers the Allocation Adjustment Notice to Purchaser within such [***] day period, Seller and Purchaser shall cooperate in good faith to resolve any dispute(s) specified therein as promptly as possible, and any resolution by them as to any item, calculation or other matter specified in the Allocation Adjustment Notice shall be final and binding on the Parties hereto.  If Seller and Purchaser are not able to resolve any such dispute(s) within [***] after delivery of the Allocation Adjustment Notice, such outstanding dispute(s) shall be submitted in writing to an Independent Accounting Firm their briefs detailing their views as to the correct Allocation (together with any necessary or appropriate supporting material and data), and the Independent Accounting Firm shall make a written determination as to each disputed item within the Allocation, which determination shall be final and binding on the parties hereto for all purposes hereunder. Seller and Purchaser shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within [***] following the submission thereof. The fees and expenses of the Independent Accounting Firm in connection with any such dispute(s) shall be shared equally by Purchaser and Seller. Purchaser and Seller shall make appropriate adjustments to the Allocation to reflect any adjustments to the purchase price (as determined for U.S. federal income tax purposes) hereunder, including the payment of additional amounts pursuant to Section 2.6(c) hereof or pursuant to the Seller Economic Share Agreement. Purchaser and Seller shall file their respective U.S. Tax Returns in accordance with the allocation of purchase price set forth on the final version of the Allocation and any adjustments thereto and shall not take any position on such Tax Returns or in a U.S. Tax audit or similar Action inconsistent with such allocation and any adjustments thereto unless otherwise required pursuant to a final "determination" within the meaning of Section 1313 of the Code.
(b)    In the event that any Taxing Authority disputes the Allocation, Seller or Purchaser, as the case may be, shall promptly notify the other Party in writing of the nature of such dispute.
Section 2.8    Taxes.
(a)    Notwithstanding anything to the contrary in this Agreement, all Transfer Taxes shall be borne by Purchaser. The Party required by Law to do so will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the other Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.
(b)    All personal property, real property and similar ad valorem Taxes and assessments on the Purchased Assets for any taxable period commencing on or prior to the Initial Closing Date and ending after the Initial Closing Date ("Straddle Period Taxes") shall be prorated on a per diem basis between Purchaser and Seller as of the Initial Closing Date and borne by the Parties accordingly. The amount of all such prorations payable by the Party that is not required to pay such Tax under applicable Law shall be paid to the Party required to pay such Tax under applicable Law on the Initial Closing Date and such amount shall be timely remitted to the applicable Taxing Authority; provided, however, that final payments with respect to prorations that are not able to be calculated as of the Initial Closing Date shall be calculated and paid as soon as practicable after the Initial Closing Date. Any Tax refunds, credits or overpayments attributable to any Straddle Period Taxes shall be apportioned among the Parties in accordance with the manner in which the related Tax is apportioned.

(c)    Each Party shall reasonably cooperate and otherwise take commercially reasonable efforts to obtain any reductions, exemptions, credits and refunds of Transfer Taxes and Straddle Period Taxes, including joining in the execution of any Tax Return relating to such Taxes or other documentation where necessary and obtaining any applicable certificate or other document. Each Party shall reasonably cooperate, to the extent reasonably requested by the other Party, in connection with any Tax matters relating to the Purchased Assets or the Transactions (including by the provision of reasonably relevant records or information). Notwithstanding the foregoing, no Party shall have an obligation to provide any copies of its income Tax Returns or related work papers to the other Party.
(d)    Each applicable withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any payments payable under this Agreement any withholding Taxes or other amounts to the extent required under any applicable Tax Law to be deducted and withheld. To the extent that any such amounts are so deducted and withheld and are paid over to the appropriate Governmental Entity in accordance with applicable Law, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall reasonably cooperate in obtaining any reductions, exemption, credits and refunds of any such withholding Taxes.
Section 2.9    Purchased Assets and Assumed Liabilities Not Transferred at the Initial Closing or Lease Assignment Closing; Excluded Liabilities Wrongfully Transferred at the Initial Closing or Lease Assignment Closing. In the event that (a) Purchaser discovers after the Initial Closing or Lease Assignment Closing, as applicable, that it, or its Affiliates, is the owner of, receives or otherwise comes to possess any Excluded Asset or is liable for any Excluded Liability or (b) Seller discovers after the Initial Closing or Lease Assignment Closing, as applicable, that it, or its Affiliates, is the owner of, receives or otherwise comes to possess any Purchased Asset (including the receipt of payments made pursuant to Assumed Contracts or Facility Lease) or is liable for any Assumed Liability, such Party shall, or shall cause its Affiliates to, convey such asset or Liability, for no additional consideration, to the Party so entitled thereto in accordance with this Agreement (and the entitled Party shall accept such asset or assume such Liability).
Section 2.10    Facility Lease and [***].
(a)    At the Initial Closing, each of Purchaser and Seller shall each execute and deliver the Landlord Consent to Sublease Agreement and the Sublease Agreement. At the Lease Assignment Closing, each of Purchaser and Seller shall each execute and deliver the Landlord Consent to Assignment and the Lease Assignment Agreement.
(b)    Notwithstanding anything to the contrary in Section 2.2 or Section 6.6, Seller hereby agrees and covenants to use commercially reasonable best efforts to cause the Landlord to execute and deliver the Landlord Consent to Assignment, provided that, if the Landlord requires or imposes any conditions to its execution and delivery of the Landlord Consent to Assignment and such conditions are required or imposed to satisfy the Landlord's requirements with respect to Purchaser's financial condition or creditworthiness, then Seller shall only be required to use commercially reasonable efforts to cause the Landlord to execute and deliver the Landlord Consent to Assignment.
(c)    Purchaser shall (i) cooperate in good faith with Seller's efforts to and (ii) use commercially reasonable efforts to cause the Landlord to execute and deliver the Landlord Consent to Assignment, including, without limiting the generality of the foregoing, as promptly as practicable, (x) providing all information requested from Purchaser by the Landlord of Purchaser or its Affiliates and (y) executing any documents required by the Landlord, including the Landlord Consents and Lease Assignment Agreement and credit application. [***] Purchaser hereby expressly agrees, upon Landlord's written request, to enter into a replacement letter of credit as contemplated under the Facility Lease effective upon the Lease Assignment Closing or anytime thereafter.
(d)    As set forth on Schedule 2.10(d), Seller shall provide Purchaser, as its contractor, with access to [***] for the provision of certain contracted services, pursuant to the terms and upon the conditions therein.

(e)    The terms "commercially reasonable efforts" and "commercially reasonable best efforts" in this Section 2.10 shall not impose on Seller, or any of Seller's Affiliates, an obligation to [***].
Section 2.11    Shared Contracts.
(a)    Subject to the provisions of this Section 2.11, the Purchased Assets shall include those rights exclusively relating to the Facility or another Purchased Asset which arise from and after the Initial Closing under a Shared Contract, subject to the terms and conditions of such Shared Contract (such rights, the "Shared Contract Rights"), and the Assumed Liabilities shall include those Liabilities exclusively relating to the Facility or a Purchased Asset which arise from and after the Initial Closing under a Shared Contract, subject to the terms and conditions of such Shared Contract (such Liabilities, the "Shared Contract Liabilities"). All rights and Liabilities which arise under a Shared Contract other than the Shared Contract Rights and the Shared Contract Liabilities shall in all cases be included in the Excluded Assets and the Excluded Liabilities, as applicable. For purposes of determining the scope of the Shared Contract Rights and Shared Contract Liabilities, the rights and Liabilities under each Shared Contract shall be equitably allocated among (a) the Facility and the Purchased Assets, on the one hand, and (b) the other business lines, facilities or other operations other than those solely related to the Facility and the Purchased Assets that will continue to be owned by Seller or its Affiliates, to the extent applicable, after the Initial Closing, on the other hand, in accordance with the following equitable allocation principles:
(i)    any allocation set forth in the Shared Contract shall control;
(ii)    if there is no allocation in the Shared Contract as described in clause (i) of this Section 2.11(a), then any allocation previously made by Seller or its Affiliates in the ordinary course of business shall control;
(iii)    if there is no allocation as described in clause (ii) of this Section 2.11(a), then the quantifiable proportionate benefit to be received by Seller and Purchaser after the Initial Closing Date (to be determined by mutual good faith agreement of Seller and Purchaser) shall control; and
(iv)    if not quantifiable as described in clause (iii) of this Section 2.11(a), then reasonable accommodation (to be determined by mutual good faith agreement of Seller and Purchaser) shall control.
(b)    At the election of Seller and subject to any applicable consents or approvals, such allocation may be effectuated by termination of the Shared Contract in its entirety and the execution of new Contracts or by an assignment to and assumption by Purchaser of the Shared Contract Rights and the Shared Contract Liabilities under such Shared Contract. The completion of the documentation of any such termination and replacement or assignment is not a condition to the Initial Closing. As soon as practicable after the execution of this Agreement, Purchaser and Seller shall make appropriate requests to obtain, at the election of Seller, either consents or approvals from appropriate third parties to assignment and assumption by Purchaser of such Shared Contract Rights and Shared Contract Liabilities or reasonably comparable replacement or separated Contracts (each, a "Replacement Contract") that provide for the Shared Contract Rights and Shared Contract Liabilities for the benefit of Purchaser and the Business with the remaining rights and Liabilities for the benefit of Seller and its Affiliates, and Purchaser and Seller shall use commercially reasonable efforts to obtain such consents, approvals or Replacement Contracts as expeditiously as possible. Any requests for such consents, approvals or Replacement Contracts shall include a request that Seller and its Affiliates be unconditionally released from all Liabilities relating to the Shared Contract Rights and Shared Contract Liabilities attributable to the period after the Initial Closing, and Purchaser and Seller shall use commercially reasonable efforts to obtain such releases. [***].
(c)    Purchaser and Seller agree that obtaining the consents, approvals or Replacement Contracts for the Shared Contracts is not a condition to the Initial Closing. In the event that a consents, approvals or Replacement Contract for a Shared Contract is not obtained by the Initial Closing and the Initial Closing occurs, Seller, in its sole discretion, may either assign the Shared Contract Rights and Shared Contract Liabilities arising under such Shared Contract to Purchaser notwithstanding the absence of a consents, approvals therefor or use commercially reasonable efforts to cooperate with Purchaser in effecting a commercially reasonable arrangement permitted by Law and not inconsistent with such Shared Contract under which Purchaser shall receive benefits under the Shared Contract corresponding to the Shared Contract Rights from and after the Initial Closing, and, to the extent of the benefits received, Purchaser shall pay and perform Seller's and its Affiliates' Liabilities arising under the Shared Contract corresponding to the Shared Contract Liabilities from and after the Initial Closing in accordance with its terms; provided that Seller and its Affiliates shall not be liable or have any further responsibility to Purchaser for the failure of such consents, approvals or Replacement Contracts to be obtained, and, in connection with any such assignment or arrangement, Seller and its Affiliates shall not be responsible for any Liabilities relating to such assignment or arrangement or the Shared Contract Rights and Shared Contract Liabilities, and Purchaser shall indemnify and hold harmless Seller and its Affiliates from and against any Losses arising out of or related to any such Liabilities. Notwithstanding anything to the contrary, if any amount under any Shared Contract was prepaid by Seller prior to the Initial Closing and Purchaser will receive a Shared Contract Right with respect to such Shared Contract after the Initial Closing, then the Cash Consideration to be paid at the Initial Closing shall be increased by such prepaid amounts
ARTICLE III

CLOSINGS
Section 3.1    Initial Closing. [***] immediately after the satisfaction or waiver of the conditions precedent to the Initial Closing specified in Article VII (other than those conditions which by their nature can only be satisfied or waived at the Initial Closing but subject to waiver or satisfaction of such conditions) via the exchange of documents and signatures or at such other time, date and place as the Parties shall mutually agree in writing. The date on which the Initial Closing occurs is referred to herein as the "Initial Closing Date." All proceedings to take place at the Initial Closing shall be deemed to take place simultaneously.
Section 3.2    Lease Assignment Closing. [***] immediately after the satisfaction or waiver of the conditions precedent to the Lease Assignment Closing specified in Article VII (other than those conditions which by their nature can only be satisfied or waived at the Lease Assignment Closing but subject to waiver or satisfaction of such conditions) via the exchange of documents and signatures or at such other time, date and place as the Parties shall mutually agree in writing. The date on which the Lease Assignment Closing occurs is referred to herein as the "Lease Assignment Closing Date." All proceedings to take place at the Lease Assignment Closing shall be deemed to take place simultaneously.
Section 3.3    Initial Closing Deliveries by Seller. At the Initial Closing, Seller shall deliver to Purchaser:
(a)    a duly executed copy of each of the Services Agreement, Asset Assignment Agreement, Transitional Services Agreement, Option Agreement, Seller Economic Share Agreement, Sublease Agreement, the Landlord Consent to Sublease Agreement and the Contractor Use Agreement;
(b)    an Internal Revenue Service Form W-9 from Seller (the "W-9");
(c)    the Transferred Permits pursuant to Section 2.1(a)(v);
(d)    the Transferred Records (to the extent not already located in the Facility);
(e)    the certificate of Seller contemplated by Section 7.2(c) duly executed by an authorized officer of Seller; and
(f)    such other instruments, certificates, affidavits of title with respect to Persons in possession and mechanics liens, and other documents as Purchaser may reasonably request or as may be otherwise reasonably necessary to evidence the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Purchaser and the other transactions contemplated by this Agreement and the

Ancillary Agreements (excluding the Lease Assignment Agreement and Landlord Consent to Assignment) and to carry out the obligations of the Parties hereunder and thereunder.
Section 3.4    Initial Closing Deliveries by Purchaser. At the Initial Closing, Purchaser shall deliver to Seller:
(a)    the Initial Closing Consideration, pursuant to Section 2.6(b);
(b)    a duly executed copy of each of the Services Agreement, Asset Assignment Agreement, Transitional Services Agreement, Option Agreement, Seller Economic Share Agreement, Sublease Agreement, the Landlord Consent to Sublease Agreement and the Contractor Use Agreement;
(c)    [***]
(d)    the certificate of Purchaser contemplated by Section 7.3(c) duly executed by an authorized officer of Purchaser; and
(e)    such other documents and instruments as may be reasonably requested by Seller to consummate the sale of the Purchased Assets and the assumption of the Assumed Liabilities and the other transactions contemplated by this Agreement and the Ancillary Agreements (excluding the Lease Assignment Agreement and Landlord Consent to Assignment) and to carry out the obligations of the Parties hereunder and thereunder.
Section 3.5    Lease Assignment Closing Deliveries by Seller. At the Lease Assignment Closing, Seller shall deliver to Purchaser:
(a)    a duly executed copy of the Lease Assignment Agreement; and
(b)    an executed copy of the Landlord Consent to Assignment, duly executed by each of Seller and Landlord.
Section 3.6    Lease Assignment Closing Deliveries by Purchaser. At the Lease Assignment Closing, Purchaser shall deliver to Seller:
(a)    a duly executed copy of the Lease Assignment Agreement; and
(b)    a duly executed copy of the Landlord Consent to Assignment.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Purchaser on and as of the date hereof and as of the Initial Closing Date (except where a representation or warranty speaks to specific date), subject to the disclosures and exceptions set forth in the Seller Disclosure Schedules, as follows:
Section 4.1    Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties or assets requires it to be so qualified, licensed or in good standing, except for such jurisdictions where the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.
Section 4.2    Authority. Seller has all requisite corporate power and authority to own and operate its properties and assets, to carry on its business as it is now being conducted. Seller has all requisite corporate power and authority to execute and deliver this Agreement, the W-9 and the Ancillary

Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement, the W-9 and the Ancillary Agreements to which it is a party and the performance by Seller of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been, and the W-9 and each Ancillary Agreement to be executed on the Initial Closing Date will be, duly executed and delivered by Seller, and, assuming the valid execution and delivery by Purchaser, constitute a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors' rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).
Section 4.3    No Conflict. The execution, delivery and performance of this Agreement by Seller and, on the Initial Closing Date, each of the Ancillary Agreements (excluding the Lease Assignment Agreement and Landlord Consent to Assignment) by Seller and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate any provision of the certificate of incorporation or by-laws of Seller; (b) subject to obtaining or making of all notices and consents listed on Schedule 4.3 of the Seller Disclosure Schedules, (i) require any action by (including any authorization, consent or approval), or in respect of (including notice to), any Person under any Assumed Contract or Shared Contract; (ii) violate or conflict with, or result in a breach of, constitute a default under, or create rights of acceleration, termination or cancellation under any Assumed Contract or (iii) result in the creation or imposition of a material Encumbrance upon, or the forfeiture of, any Purchased Asset; or (c) violate or result in a breach of or constitute a default under any applicable Law or other restriction of any Governmental Entity to which Seller is subject.
Section 4.4    Required Filings and Consents. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby do not require any consents, approvals, notices or filings with any Governmental Entities.
Section 4.5    Compliance with Laws.
(a)    Seller (i) has operated its business applicable to the ownership of the Purchased Assets at all times in material compliance with all applicable Laws and Orders and (ii) is not in default or violation of any Material Permit to which Seller is a party or by which Seller is bound or any property or asset of Seller or the Purchased Assets is bound. Seller has all Material Permits and each of such Material Permits is valid, subsisting and in full force and effect as of the date of this Agreement. No Action is pending or threatened in writing regarding the revocation of any Material Permit. Seller has not received any written communication from a Governmental Entity that alleges that Seller is not in compliance with any Law or Order applicable to the Facility or the Purchased Assets.
(b)    Neither Seller nor, to the Knowledge of Seller, any of the Representatives of Seller, has, with respect to the Facility or the Purchased Assets, (i) conducted any business or engaged in any transaction or dealing with any Prohibited Person or any other Person with whom transactions were, at the time of such transaction, prohibited as to U.S. Persons by any applicable Sanctions Laws administered by OFAC, including Persons appearing on OFAC's List of Specially Designated Nationals and Blocked Persons or (ii) engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempted to violate, any of the prohibitions set forth in any applicable U.S. anti-money laundering Law, the Foreign Corrupt Practices Act of 1977, as amended, or any regulations promulgated under the foregoing statutes.
Section 4.6    Regulatory Compliance.
(a)    The Purchased Assets have been used in compliance in all material respects with all applicable Laws, including (to the extent applicable) (i) the Federal Food, Drug, and Cosmetic Act and the Public Health Service Act, both as amended, and all regulations and guidance promulgated thereunder, and (ii) the Federal Trade Commission Act, (iii) any other Laws governing the manufacturing of therapeutic and pharmaceutical products and (iv) all Laws similar to the foregoing within any other federal, state, local or foreign jurisdiction ("Regulatory Laws").

(b)    Seller has all applicable/required Material Permits, and each of such Material Permits is valid, subsisting and in full force and effect. No proceeding is pending or threatened (or otherwise reasonably anticipated) regarding the revocation of any Material Permit.
(c)    Seller has not, regarding or related to the Facility or the Purchased Assets, (i) received or been subject to any Action, written notice, warning or untitled letter, administrative proceeding, review or investigation by a Regulatory Authority related to the Facility or the Purchased Assets, (ii) received any written communication from a Governmental Entity that alleges that Seller is not in compliance with the Regulatory Laws, or (iii) been subject to a corporate integrity agreement, deferred prosecution agreement, consent decree, monitoring agreement, settlement agreement or other similar agreements with or orders imposed by any Governmental Entity mandating or prohibiting future or past activities related to Facility or the Purchased Assets.
(d)    Seller has filed all reports, responses, statements, documents, registrations, filings, amendments, supplements and submissions required to be filed by it with respect to the Facility or the Purchased Assets under applicable Regulatory Laws. To Seller's Knowledge, each such filing was true, complete and accurate as of the date of submission. Any material and legally necessary or required updates, changes, corrections, amendments, supplements or modifications to such filings have been submitted to the applicable Governmental Entity.
(e)    With respect to the Facility or the Purchased Assets, neither Seller, nor any officer, employee, agent or distributor of Seller, has made an untrue statement of a material fact or a fraudulent or misleading statement to the FDA or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, committed an act, or made a statement or failed to make a statement that, at the time of such statement, disclosure, or act, would reasonably be expected to provide a basis for the U.S. Department of Justice to invoke 18 USC 1001 or 18 USC 1343, or FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" set forth in 56 Fed. Reg. 46191 (September 10, 1991), or for the FDA or any other Regulatory Authority to invoke any similar law or policy.
(f)    Neither Seller, nor, to the Seller's Knowledge, (x) any officer or employee of Seller, nor (y) any agent or distributor of Seller, in each case in their role as such, (i) has been convicted of any crime or engaged in any conduct in the operation of the Facility or the Purchased Assets for which debarment is mandated or authorized by 21 U.S.C. § 335a or any similar applicable Law, nor has any such Person been so debarred, (ii) is a Prohibited Person or (iii) is subject to an investigation or proceeding by any Regulatory Authority with respect to the Facility or the Purchased Assets that could result in such suspension, exclusion or debarment and there are no facts, to the Knowledge of Seller, that would reasonably be expected to give rise to such suspension, exclusion or debarment.
Section 4.7    Undisclosed Liabilities. As of immediately after the Initial Closing, Purchaser shall have no Liabilities for any obligations of Seller or any of Seller's Affiliates, except those Liabilities assumed as part of the Assumed Contracts, the Shared Contracts, or the Sublease Agreement (but excluding, for the avoidance of doubt, any Liabilities resulting from Seller's breach of such Assumed Contracts, the Shared Contracts or the Sublease Agreement) and the other Assumed Liabilities. As of immediately after the Lease Assignment Closing, Purchaser shall have no Liabilities for any obligations of Seller or any of Seller's Affiliates, except those Liabilities assumed as part of the Lease Assignment Agreement and the other Assumed Liabilities.
Section 4.8    Developments.
(a)    Since March 31, 2023, except as contemplated by this Agreement or as listed on Schedule 4.8 of the Seller Disclosure Schedules, the Facility and the Purchased Assets have been operated in all material respects in the ordinary course consistent and there has not been:
(i)    any Seller Material Adverse Effect;
(ii)    any sale, pledge, disposition, transfer, lease, license or Encumbrance by Seller of any Purchased Assets, other than Permitted Encumbrances;

(iii)    any settlement of any Litigation or material claim or waiver of any material claim or right of material value in a manner that would constitute an Assumed Liability or that otherwise relates to the Facility or the Purchased Assets;
(iv)    any amendment or waiver of any material provision of, or material modification of, any Assumed Contract or Shared Contract;
(v)    any termination, cancellation, amendment, waiver or modification of any Permit other than amendments and modifications in the Ordinary Course of Business;
(vi)    except as required by applicable Tax Law, any change in any material Tax election or method of accounting, any amended material Tax Return, any entry into a closing agreement with respect to material Taxes, any surrender of a right to a material Tax refund, or settlement or compromise of any material liability in respect of Taxes, in each case, with respect to the Purchased Assets or Transferred Workers; or
(vii)    any agreement, in writing or otherwise, to take any action described in this Section 4.8.
Section 4.9    Taxes.
(a)    For all periods for which the applicable statute of limitations remains open, Seller and its Affiliates have paid all income and other material Taxes relating to the Purchased Assets or Transferred Workers that are due and payable. There are no Encumbrances with respect to Taxes upon any of the Purchased Assets, other than Permitted Encumbrances. Seller and its Affiliates have deducted, withheld and paid to the appropriate Governmental Entity all material Taxes required to be deducted, withheld or paid in connection with the Purchased Assets or with amounts paid or owing to any Transferred Workers (or are holding for such payment).
(b)    For all periods for which the applicable statute of limitations remains open, Seller and its Affiliates have timely filed (taking into account any valid extensions) all income and other material Tax Returns required to be filed with respect to the Purchased Assets or Transferred Workers, and such Tax Returns were true, correct and complete in all material respects.
(c)    Seller and its Affiliates have not received written notice from any Taxing Authority regarding any pending or threatened audits, investigations, disputes, notices of deficiency, claims or other Actions or proceedings for or relating to any Taxes of Seller or any of its Affiliates with respect to the Purchased Assets or Transferred Workers. All deficiencies for Taxes with respect to the Purchased Assets or Transferred Workers have been fully paid or settled.
(d)    No written claim has ever been received by Seller or any of its Affiliates from a Taxing Authority in a jurisdiction where Seller or any of its Affiliates do not file Tax Returns that Seller or any of its Affiliates is or may be subject to taxation by or required to file Tax Returns in that jurisdiction, in each case with respect to the Purchased Assets or Transferred Workers.
(e)    Neither Seller, nor any of its Affiliates, has waived any statute of limitations in respect of Taxes relating to the Purchased Assets or Transferred Workers or agreed to, or is a beneficiary of, any extension of time with respect to a Tax assessment or deficiency relating to the Purchased Assets or Transferred Workers, in each case other than pursuant to automatic extensions of the due date for filing a Tax Return obtained in the Ordinary Course of Business.
(f)    Neither Seller nor any of its Affiliates is party to any Tax sharing, allocation, indemnity or similar agreement or arrangement with respect to the Purchased Assets or Transferred Workers, other than agreements or arrangements entered into the Ordinary Course of Business the primary purpose of which is not Taxes.

(g)    Seller and its Affiliates are in compliance with all terms and conditions of any Tax exemption, holiday or similar benefits claimed with respect to the Purchased Assets or Transferred Workers that is not available without specific application therefor and, to the Knowledge of Seller, the consummation of the Transactions does not have any adverse effect on any such Tax exemption, holiday or benefits.
(h)    This Section 4.9 and Section 4.16 contain the sole and exclusive representations and warranties of Seller with respect to any Tax matters, and any claim for breach of representation with respect to Taxes shall be based solely on the representations made in this Section 4.9 and Section 4.16 and shall not be based on the representations set forth in any other provision of this Agreement. Nothing in this Section 4.9 or elsewhere in this Agreement shall be construed as a representation or warranty with respect to any Taxes attributable to any taxable period (or portion thereof) beginning after the Initial Closing Date.
Section 4.10    Litigation.
(a)    There is no claim of which Seller has received written notice, including any dispute, Action, indictment, alternative dispute resolution or other similar proceeding ("Litigation") pending or threatened, against Seller relating to Facility or the Purchased Assets.
(b)    There is no Order of any Governmental Entity or arbitrator outstanding against, or actual threatened (in writing), investigation by, any Governmental Entity involving the Facility or the Purchased Assets.
Section 4.11    Contracts.
(a)    As of the date hereof, each Assumed Contract and Shared Contract is and, as of the Initial Closing Date, will be in full force and effect and is a legal, valid and binding agreement of Seller and, to the Knowledge of Seller, is a legal, valid and binding agreement of each other party thereto, enforceable against Seller and, to the Knowledge of Seller, enforceable against each other party thereto in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the rights and remedies of creditors generally and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity). Seller has performed or is performing in all material respects all obligations required to be performed by it under the Assumed Contracts or Shared Contracts and is not in breach or default thereunder in any material respect, and all monetary obligations that are due and payable as of the date hereof have been paid in full. As of the date hereof, (i) there are no outstanding or past due payments under the Assumed Contracts or Shared Contracts, (ii) to the Knowledge of Seller, no other party to any of the Assumed Contracts or Shared Contracts is in breach or default thereunder, and (iii) to the Knowledge of Seller no event has occurred which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Assumed Contract or Shared Contract or would give to others any right of termination, amendment or cancellation of any Assumed Contract or Shared Contract.
(b)    Schedule 1.1(a) sets forth a true and complete list of all Assumed Contracts and Schedule 1.1(f) sets forth a true and complete list of all Shared Contracts. Seller has prior to the date hereof delivered or made available to Purchaser a copy of each Assumed Contract or Shared Contract that is true and complete in all material respects (including all amendments, modifications, extensions, guarantees and renewals thereof and waivers thereunder).
Section 4.12    Title to and Sufficiency of Purchased Assets.
(a)    Seller owns, leases or has the legal right to use all of the Purchased Assets. Seller has good, valid and marketable title to all the Purchased Assets free and clear of all Encumbrances other than Permitted Encumbrances.
(b)    The Asset Assignment Agreement, the Sublease Agreement and the assignments and other instruments to be executed and delivered by Seller to Purchaser at the Initial Closing, assuming the valid execution and delivery of the same by Purchaser (and, with respect to the Sublease Agreement, valid execution and delivery of the Landlord's Consent to Sublease Agreement), will be valid and binding obligations of Seller, enforceable in accordance with their respective terms, and will vest in Purchaser good, valid and marketable title to, and ownership of, the Purchased Assets free and clear of all Encumbrances as of immediately following the Initial Closing, except Permitted Encumbrances and Assumed Liabilities.
(c)    All of the Equipment included in the Purchased Assets is, to Knowledge of Seller, in good condition and repair. The Transferred Tangible Assets are adequate and suitable for their present uses in all material respects and include all Equipment and other tangible assets reasonably necessary to operate the Purchased Assets as operated by Seller as of the date hereof.
Section 4.13    The Facility and Facility Lease.
(a)    The Facility Lease is in full force and effect and is a valid, binding and enforceable obligation of Seller and the other parties thereto. Seller possesses a valid and existing leasehold interest in, and the right to quiet enjoyment of the Facility free and clear of any Encumbrances, except for Permitted Encumbrances. Seller has made available to Purchaser a true, correct and complete copy of the Facility Lease, and all amendments, modifications and supplemental agreements thereto, and guaranties thereof.
(b)    To the Knowledge of Seller, there is no pending or threatened in writing condemnation, eminent domain or similar proceeding with respect to the Facility or any portion thereof. The current use of the Facility by Seller is in compliance in all material respects with all applicable Laws. No Action is pending or threatened in writing claiming that the use of the Facility violates any applicable Law. There are no suits, petitions, notices or proceedings pending, given or threatened in writing by any Persons or Regulatory Authorities before any court or Regulatory Authorities, which if given, commenced or concluded, individually or in the aggregate, would impair or interfere with the leasehold interest, or use of the Facility. The current use of the buildings, fixtures, and other improvements currently located on the Facility as presently conducted by Seller is not in violation of or in conflict with, in any respect, any applicable building code, zoning ordinance or other applicable Law. Seller has obtained any permits and other necessary authorizations related to Seller's use of the Facility as of the date hereof.
(c)    Seller has not subleased, licensed, or granted the right to use or occupy any portion of the Facility to any third parties and there are no third parties in possession or control of all or any portion of the Facility.
(d)    Seller does not owe nor will it owe in the future (in connection with the activities of Seller prior to the Lease Assignment Closing) any brokerage commissions or finders' fees with respect to the Facility or the Facility Lease.
(e)    No Encumbrance other than any Permitted Encumbrance adversely affects the current use of the Facility, and Seller is in compliance with all Encumbrances encumbering the Facility.
(f)    Seller has not received written notice from any third party, related to any dispute or disagreement in connection with the Facility.
(g)    The Facility Lease has not been terminated by Landlord, and the Facility Lease has not been modified, supplemented or amended in any way except as otherwise set forth in this Agreement. The Facility Lease represents the entire agreement between Seller and Landlord under the Facility Lease as to the leased premises thereunder, and there are no other agreements or understandings, written or oral, between Seller and Landlord with respect to the Facility Lease.
Section 4.14    Environmental Matters.
(a)    To the Knowledge of Seller, the Purchased Assets, the Facility and all operations of the Seller at the Facility are in compliance in all respects with all applicable Environmental Laws,

including possessing and complying with the terms of all Environmental Permits required for their operations under applicable Environmental Laws. No Environmental Claim or other Action is pending or, to the Knowledge of Seller, threatened, the effect of which would be to terminate, suspend, revoke or materially modify any such Environmental Permit. To the Knowledge of Seller, no material capital expense is required in order to achieve or maintain the Facility's compliance with Environmental Laws or any such Environmental Permits.
(b)    There is no pending or, to the Knowledge of Seller, threatened Environmental Claim against Seller with respect to the Purchased Assets or the Facility. Seller is not a party or subject to any Order or other agreement that resolves or settles any Environmental Claim asserted in relation to the Purchased Assets or the Facility.
(c)    Neither Seller nor, to the Knowledge of Seller, any third party, has released any Hazardous Materials at, onto, under or from the Facility in a manner that would reasonably be expected to result in material liability or investigatory or remedial obligations for the owner or operator of the Facility pursuant to Environmental Law.
(d)    Seller has delivered or made available to Purchaser all material assessments, reports, data, results of investigations or audits, and other information that are or at any time were in the possession of Seller pertaining to (i) any unresolved Environmental Claims against Seller relating to the Purchased Assets, the Facility or the operations of the Seller, (ii) relating to the compliance of the Purchased Assets, the Facility or the operations of the Seller with applicable Environmental Laws, or (iii) the environmental condition of the Facility or the Purchased Assets.
Section 4.15    Intellectual Property. Seller solely owns, or has a valid right to use, all Transferred Intellectual Property free and clear of any Encumbrances, other than Permitted Encumbrances and licenses granted to service providers conducting activities on behalf of Seller. [***]. There is not now and has not been at any time a pending or threatened (in writing) Action, allegation, or notice (including in the form of a written offer or invitation to obtain a license) against Seller (i) alleging misappropriation, infringement, dilution or other violation of any Person's Intellectual Property in connection with the use of the Purchased Assets, the Facility, or the Licensed Technology, or (ii) alleging misuse or antitrust violations arising from the use by Seller of the Facility, any Purchased Assets, or any of the Licensed Technology.
Section 4.16    Employee Benefits.
(a)    Schedule 4.16(a) of the Seller Disclosure Schedules sets forth, as of the date hereof, a true, complete and correct list of each material Employee Plan. For purposes of this Agreement, "Employee Plan" means each "employee benefit plan" (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), and each employment, individual independent contractor, bonus (whether contractual or discretionary), commission, equity or equity-based incentive, stock purchase, stock ownership, stock bonus, deferred compensation, retiree medical or life insurance, supplemental retirement, retirement, pension, health or welfare, severance, transaction, change in control, retention, vacation or paid time-off, fringe benefit or other compensatory or employee benefit plan, program, policy, agreement or arrangement, whether written or unwritten, which is maintained, contributed (or required to be contributed) to or sponsored by Seller or any of its Affiliates for the benefit of any Facility Worker (or the dependent or beneficiary of any Facility Worker).
(b)    Seller has made available to Purchaser a summary of the material welfare benefit and retirement plans in which the Facility Workers are eligible to participate.
(c)    No Employee Plan is, and neither Seller nor any of its ERISA Affiliates maintains, sponsors or contributes to, or has, within the past six (6) years, maintained, sponsored or contributed (or been required to contribute) to, or has or had any Liability with respect to any of the following: (i) any "multiemployer plan" (as defined in Section 3(37) or 4001(a)(3) of ERISA); (ii) any "multiple employer plan" (as described in Section 413(c) of the Code); (iii) any "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA); or (iv), any employee benefit plan that is subject to Title IV of ERISA or Section 412 of the Code.

(d)    Other than as set forth in Schedule 4.16(d) of the Seller Disclosure Schedules, neither the execution of this Agreement or the other Ancillary Agreements nor the consummation of the transactions contemplated by this Agreement (either together with or upon the occurrence of any additional or subsequent events) will with respect to any Facility Worker (i) increase any compensation or benefits otherwise due under any Employee Plan; (ii) cause an entitlement to or obligation to make any severance pay, increase in severance pay, or any other similar payment or benefit; (iii) accelerate the timing of payment, funding or vesting, or increase the amount of compensation (including equity or equity-based compensation); (iv) result in any forgiveness of indebtedness; or (v) result in any "excess parachute payment" within the meaning of Section 280G of the Code. No Facility Worker is entitled to any gross-up, make-whole, or other additional payment from Seller in respect of any Tax or interest or penalty related thereto under Sections 409A or 4999 of the Code or otherwise.
(e)    Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a timely, favorable determination, advisory or opinion letter from the IRS to the effect that the Employee Plan meets the requirements of Code Section 401(a). No fact or event has occurred since the date of such determination, advisory or opinion letter from the IRS that would reasonably be expected to adversely affect the qualified status of any such Employee Plan or the exempt status of any related trust.
Section 4.17    Labor and Employment Matters.
(a)    Schedule 1.1(c) sets forth a complete and correct list of each Facility Worker, including such individual's: (A) name (B) title or position (including whether full or part time), (C) classification as an employee or independent contractor, (D) hire date, (E) current annual base salary, wage rate or consulting fee (as applicable), (F) whether exempt or non-exempt (if applicable), (G) target commission, bonus or other incentive-based compensation potential, (H) equity or other non-cash compensation, (I) leave status (and if on leave, the duration and expected return date), (J) visa status and expiration date (if applicable), (K) work location (city, state, and country) and (L) employing or engaging entity. Schedule 1.1(c) also sets forth a description of the services provided for each of the individuals classified as independent contractors. To the Knowledge of Seller, no Facility Worker (i) intends to terminate such individual's relationship or status as an "employee" or "independent contractor," as applicable, with Seller or any of its Affiliates or to materially reduce such Facility Worker's working hours with respect to Seller or any of its Affiliates or (ii) intends not to accept an offer of employment from Purchaser made pursuant to Section 6.12. Neither Seller nor any of its Affiliates has provided any assurances, promises, or commitments is (contingent or otherwise) to any Facility Worker of any terms or conditions of employment or engagement with Seller, Purchaser or any of their respective Affiliates following the Initial Closing inconsistent with the terms of this Agreement.
(b)    All Facility Workers are employed or engaged (as applicable) by Seller on an "at-will" basis and their employment or engagement is terminable upon [***] notice or less by Seller or its Affiliates, as applicable, without cash compensation, except for wages or fees earned prior to the time of termination.
(c)    No individual engaged as an independent contractor by, or employed by, Seller, other than the Facility Workers, provides services at the Facility or otherwise with respect to the Purchased Assets.
(d)    To Seller's Knowledge, no Facility Worker has ever been the subject of any sexual harassment, sexual assault, or sexual discrimination allegations during his or her tenure with Seller or any of its Affiliates, in connection with such individual's work or services, as applicable, for Seller or the applicable Affiliate of Seller.
(e)    There is no Contract with any Facility Worker which provides that a change in ownership of the Purchased Assets or any portion thereof, in and of itself, entitles such Facility Worker to any cash payment or additional period of notice or entitles such Facility Worker to treat himself or herself as redundant or otherwise dismissed or released from any obligation.

(f)    With respect to the Facility Workers, Seller and each of its Affiliates are currently, and have been for the past three (3) years, in compliance in all material respects with all applicable Laws regarding labor and employment, including those related to employment practices, terms and conditions of employment, child labor, background checks and drug testing, withholdings and deductions, nondiscrimination, non-harassment and non-retaliation in employment, wages and hours, classification and payment of employees and independent contractors, leaves of absence, accommodations, collective bargaining, equal opportunity, disability rights, family and medical leave, occupational health and safety (including any applicable Laws related to the COVID-19 Pandemic), workers' compensation, immigration and work permit, notice of termination and redundancy, plant closings and mass layoffs, the payment of social security, and has not engaged in any unfair labor practice. Each Facility Worker has provided documentation establishing that they are lawfully eligible to work for Seller or the applicable Affiliate of Seller in the jurisdiction in which such individual is employed or engaged. All necessary visa or work authorization petitions have been timely and properly filed on behalf of any Facility Worker requiring a visa stamp, I-94 status document, employment authorization document or other immigration document to legally work in the United States, and all paperwork retention requirements with respect to such applications and petitions have been met.
(g)    There are no, and since the inception of Seller there have not been any, Actions against Seller or any of its Affiliates in relation to the Facility Workers pending or, to the Knowledge of Seller, threatened in writing, against Seller or any of its Affiliates regarding labor and employment matters, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, restrictive covenants, wages and hours, remote work, retaliation, or equal pay, or in connection with the employment or retention or termination of employment or engagement of any current or former employee, independent contractor, or other non-employee service provider.
(h)    There are no outstanding loans, advances or similar extensions of credit from Seller or any of its Affiliates to any of their respective Facility Workers. Except in respect of reimbursement of out-of-pocket expenses and normal accrual of compensation, no sum is owing or promised to any Facility Worker by Seller or any of its Affiliates, including any outstanding loans, advances or similar extensions of credit.
(i)    With respect to the Facility Workers, the Facility and the Purchased Assets, neither Seller nor any of its Affiliates is or has at any time been a party, or otherwise subject, to any collective bargaining agreement, memoranda of understanding, work council agreement, or other Contract with any labor or trade union or works council (a "Union"), and no such Contract is being negotiated by Seller or any of its Affiliates. No Facility Worker is represented by any Union or otherwise covered by any Contract with any Union in connection with their employment by or service to Seller or any of its Affiliates, and to the Knowledge of Seller, there are no, and there is no threat of any, organizational efforts or activities of, or proceedings initiated by or on behalf of, any Union. No petition has been filed or proceedings instituted by or on behalf of any Facility Worker against Seller or any of its Affiliates with any labor relations board seeking recognition of a bargaining representative. No demand for recognition of any Facility Worker has been made by, or on behalf of, any Union involving Seller or its Affiliates. No notice to, consent of, consultation of, or the rendering of formal advice by any Union will be a condition precedent to, triggered by, or otherwise required in advance of, the execution of this Agreement or any other Ancillary Agreement or the consummation of any of the transactions contemplated by this Agreement. There is no unfair labor practice complaint against Seller or any of its Affiliates pending before the National Labor Relations Board.
(j)    Since the inception of Seller, (i) neither Seller nor any of its Affiliates has experienced, nor to the Knowledge of Seller has there been any threat of, any labor strike, lockout, picketing, slow down or stoppage, concerted refusal to work overtime or other similar labor activity or dispute affecting the Seller or its Affiliates; and (ii) neither Seller nor any of its Affiliates has received any demand letters, civil rights charges, suits, or complaints (or threats thereof) or, to the Knowledge of Seller, been subject to an investigation related to claims made by any of its current or former Facility Workers, whether before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Safety and Health Administration, the Workers Compensation Appeals Board, the Equality and Human Rights Commission, the Office of the

Information Commissioner or any other Governmental Entity or health and safety enforcement body, or any similar state administrative agency.
(k)    Neither Seller nor its Affiliates has taken any action since the inception of Seller with respect to any of its or their respective employees that would trigger notice, compensation, or other obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar applicable Law (collectively, the "WARN Act") regarding redundancies, reductions in force, mass layoffs and plant closings.
(l)    Neither Seller nor its Affiliates has furloughed, placed on unpaid leave (other than as required by Law), terminated the employment of, or materially reduced the compensation or benefits of, or materially modified the working schedule of twenty-five (25) or more Facility Workers, in each case for any reason relating to COVID-19.
Section 4.18    Brokers. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.
Section 4.19    Insurance. Seller maintains insurance policies related to the Facility and the Purchased Assets as set forth in Schedule 4.19 of the Seller Disclosure Schedules. Any premiums for such insurance policies have been paid in full through the date hereof. As of the date hereof, Seller has not received any written notice from any insurance carrier of any matter that, if not corrected, would result in a termination of insurance coverage or increase in the present cost thereof.
Section 4.20    No Bankruptcy/Dissolution. No Bankruptcy/Dissolution Event has occurred with respect to Seller. As used herein, a "Bankruptcy/Dissolution Event" means any of the following: (a) the commencement of a case under Title 11 of the United States Code or under any other applicable bankruptcy Law or insolvency Law; (b) the appointment of a trustee or receiver for its property; (c) a dissolution or liquidation; (d) an assignment for the benefit of creditors; (e) an admission by in writing of insolvency or inability to pay debts as they become due; or (f) the entry into a Contract to do any of the foregoing.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND TOPCO
Purchaser hereby represents and warrants to Seller as follows:
Section 5.1    Organization and Good Standing. Purchaser and TopCo are each, respectively, a limited liability company and a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Purchaser and TopCo are duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature or conduct of each of their businesses or the ownership, leasing or operation of their respective properties and other assets requires them to be so qualified, licensed or in good standing, except for such jurisdictions where the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
Section 5.2    Authority. Purchaser and TopCo each have, respectively, all requisite corporate power and authority to own and operate their properties and assets, to carry on each of their business as it is now being conducted and to execute and deliver this Agreement and the Ancillary Agreements and to perform their respective obligations hereunder and thereunder. The execution and delivery by Purchaser and TopCo of this Agreement and the Ancillary Agreements and the performance by each of Purchaser and Topco of their respective obligations hereunder and thereunder have been duly authorized by all requisite corporate action on the part of each of Purchaser and TopCo and no additional authorization on the part of Purchaser or TopCo is necessary in connection with the execution, delivery and performance of this Agreement or of the Ancillary Agreements. No approval of each of Purchaser's and TopCo's shareholders is necessary for Purchaser and TopCo to execute and deliver this Agreement or any Ancillary Agreements or perform the transactions contemplated hereby or thereby. This Agreement and each Ancillary Agreement to be executed on the date hereof has been, and each other Ancillary Agreement to be executed on the Initial Closing Date will be, duly executed and delivered by each of Purchaser and TopCo, as applicable, and, assuming the valid execution and delivery by Seller, constitute a legal, valid and binding obligation of each of Purchaser and TopCo, enforceable against each of Purchaser and TopCo in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors' rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).
Section 5.3    No Conflict. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements by each of Purchaser and TopCo and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate any provision of the operating agreement, certificate of incorporation bylaws or other organizational documents of Purchaser or TopCo, as applicable, (b) violate or conflict with, or result in a breach of, constitute a default under, or create rights of acceleration, termination or cancellation under, or to a loss of any benefit to which Purchaser, TopCo or any of their respective Affiliates is entitled under, any agreement, lease of real estate or license of intellectual property to which Purchaser, TopCo or any of their respective Affiliates is a party or to which their respective properties or assets are subject or (c) violate, in any material respect, or result in a material breach of or constitute a material default under any Law or other restriction of any Governmental Entity to which Seller is subject, except, with respect to clauses (b) and (c), for any conflicts, violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.
Section 5.4    Required Filings and Consents. The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby, do not require any consents, approvals, notices and filings with any Governmental Entities.
Section 5.5    Litigation. There is no Litigation pending or threatened (or otherwise reasonably anticipated) against Purchaser which, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements. There are no Orders of any Governmental Entity or arbitrator outstanding against or, to the knowledge of Purchaser, investigation by, any Governmental Entity involving Purchaser or any of its assets which, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.
Section 5.6    Brokers. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.
Section 5.7    Sufficiency of Funds. On the Initial Closing Date, Purchaser shall have sufficient cash to pay the Cash Consideration at the Initial Closing. Purchaser has delivered true and correct copies of the Equity Commitments Letters to Seller. The Equity Commitment Letters are in full force and effect and each and is a valid and binding obligation of Purchaser, TopCo and the other parties thereto, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses. No event has occurred which, with or without notice, lapse of time or both, would constitute a material breach or default by Purchaser, TopCo or the other parties thereto thereunder. Following the Initial Closing on the terms and conditions contemplated by this Agreement, Purchaser shall have access, pursuant to the Equity Commitment Letters, to sufficient cash to satisfy its obligations hereunder on the terms and conditions specified therein
Section 5.8    [***]

ARTICLE VI

COVENANTS
Section 6.1    Conduct of Business. From and after the date hereof and until the Initial Closing, except (1) as otherwise expressly contemplated by this Agreement or any Ancillary Agreement or (2) as Purchaser shall otherwise consent in writing, Seller agrees that it shall operate the Facility and use and maintain the Purchased Assets, and will cause the Facility to be operated and the Purchased Assets to be used and maintained, in the ordinary course and consistent with past practice ("Ordinary Course of Business"). Without in any way limiting the generality of the foregoing and subject to applicable Law, from and after the date hereof and to the Initial Closing, except (x) as otherwise expressly contemplated by this Agreement or (y) as Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Seller covenants and agrees as follows:
(a)    Seller shall consult and collaborate in good faith with Purchaser with respect to hiring or engaging any Person in connection with the Facility;
(b)    Seller shall use its commercially reasonable efforts, consistent with past practices and policies, to:
(i)    continue in full force and effect without modification all insurance policies related to the Facility or the Purchased Assets, other than modifications in the Ordinary Course of Business that do not adversely impact the benefit to Seller of such policies;
(ii)    preserve intact the relationship of Seller with actual or prospective Facility Workers, vendors, suppliers, service providers and other third parties having material business relationships with Seller with respect to the Purchased Assets and the Facility; and
(iii)    maintain all Transferred Tangible Assets in their current state of repair, order and condition and preserve all other Purchased Assets in accordance with its Ordinary Course of Business; and
(c)    Seller shall not take any of the following actions:
(i)    fail to maintain in effect, or cause to maintain in effect, all Transferred Permits and any other Permits necessary to use the Facility and the Purchased Assets in the same manner as currently used;
(ii)    sell, pledge, dispose of, transfer, lease, license, encumber or authorize the sale, pledge, disposition, transfer, lease, license or Encumbrance of any assets that are Purchased Assets, other than Permitted Encumbrances;
(iii)    create, assume or permit to exist any Encumbrance, other than Permitted Encumbrances, on the Purchased Assets;
(iv)    acquire, lease, sell or license any real property that constitutes Purchased Assets;
(v)    acquire any properties or assets that constitute Purchased Assets;
(vi)    settle any Litigation or claim or waive any claims or rights in a manner that would constitute an Assumed Liability from and after the Initial Closing;
(vii)    enter into any new Contract that would be an Assumed Contract or Shared Contract or amend or renew any Contract pertaining to the Purchased Assets;

(viii)    terminate, waive or amend any provision of any Assumed Contract or Shared Contract;
(ix)    except as required by applicable Tax Law, make or change any material Tax election, change any method of accounting, amend any material Tax Returns, enter into any material closing agreement with respect to Taxes, surrender any right to a material Tax refund, or settle or compromise any material Tax Liability, in each case with respect to the Purchased Assets or Transferred Workers;
(x)    (A) hire, engage or transfer the employment or engagement of any Facility Worker in connection with the Facility; (B) terminate the employment or engagement of any Facility Worker; (C) negotiate, enter into, amend or extend any collective bargaining agreement or other Contract with a Union that covers any Facility Worker or otherwise relates to the Facility or recognize as the bargaining representative for any Facility Workers; or (D) increase the compensation or benefits of any Facility Worker other than a cost of living or contractually mandated increase; or
(xi)    agree, in writing or otherwise, to take or authorize the taking of any of the foregoing actions.
Section 6.2    Conduct Regarding Facility Lease. From and after the date hereof and until the earlier of the Lease Assignment Closing and the termination of the Sublease Agreement in accordance with its terms, [***].
Section 6.3    Information and Documents.
(a)    From time to time prior to the Initial Closing, upon reasonable advance notice and to the extent permitted by applicable Law, Seller shall permit Purchaser and its Representatives to have reasonable access, during normal business hours, to properties, including the Facility, assets, books, records, agreements, documents, data, files and personnel, in each case to the extent relating to the Facility, the Contractual Rights or the Purchased Assets, as may reasonably be requested by Purchaser; provided, however, that such access shall not unreasonably interfere with Seller's operation of its businesses.
(b)    Prior to the Initial Closing, all information received by Purchaser and given by or on behalf of Seller or any of its Representatives in connection with this Agreement and the Transactions will be held by Purchaser and its Representatives as "Confidential Information," as defined in, and pursuant to the terms of, the Confidentiality Agreement.
(c)    Notwithstanding anything to the contrary in this Agreement, Seller shall use its commercially reasonable best efforts to deliver to Purchaser the Transferred Records as promptly as practicable following the Initial Closing, and shall continue to use its commercially reasonable best efforts to deliver to Purchaser any Transferred Records not previously delivered pursuant to this Section 6.3(c).
Section 6.4    Trade Notification. [***].
Section 6.5    License Agreement, Sub-License Agreement, and Use of Seller's Intellectual Property.
(a)    After the Initial Closing, the Parties shall continue to negotiate in good faith, mutually agree the terms and conditions of, and subsequently enter into (i) a license agreement (the "License Agreement") and (ii) a sub-license agreement, (the "Sub-License Agreement"), each of which shall be agreed on the basis of, and be consistent with, the terms and principles set out in Exhibit I.
(b)    [***]

(c)    As set forth more fully in the Option Agreement, Purchaser's right to exercise its rights pursuant to the Option Agreement shall be conditioned upon and subject to the execution and delivery of each of the License Agreement and the Sub-License Agreement by Purchaser and Seller.
Section 6.6    Other Post-Initial Closing Covenants.
(a)    From time to time after the Initial Closing, and for no further consideration, each of the Parties shall, and shall cause its Affiliates to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other commercially reasonable actions as may reasonably be requested to more effectively assign, convey or transfer to or vest in Purchaser and its designated Affiliates the Purchased Assets and the Assumed Liabilities contemplated by this Agreement to be transferred or assumed at the Initial Closing (including transferring, at no additional cost to Purchaser, any Purchased Asset contemplated by this Agreement to be transferred to Purchaser at the Initial Closing and that was not so transferred at the Initial Closing); and
(b)    Purchaser and TopCo shall (i) cause the Equity Commitment Letters to remain in full force and effect in accordance with their terms, (ii) take all best efforts to enforce the Equity Commitment Letters and to comply with all covenants and agreements set forth therein applicable to each of them and (iii) not modify, amend or waive any provision of either Equity Commitment Letter without Seller's written consent.
Section 6.7    Payments under Assumed Contracts and Transferred Permits.
(a)    If and to the extent that Seller has, prior to the Initial Closing Date, received any deposit or payment in advance in respect of obligations to be satisfied after the Initial Closing under any Assumed Contracts or Transferred Permits, Seller shall reimburse to Purchaser, within [***] from the Initial Closing Date, an amount corresponding to the amount of such deposit or payment received in advance.
(b)    If and to the extent Purchaser receives any payment, refund, reimbursement or rebate following the Initial Closing in respect to obligations performed, satisfied or discharged by Seller prior to the Initial Closing under any Assumed Contracts or Transferred Permits, Purchaser shall reimburse to Seller, within [***] following Purchaser's receipt thereof, an amount corresponding to the amount of such payment, refund, reimbursement or rebate.
Section 6.8    [Reserved].
Section 6.9    Covenants with respect to Licensed Technology.
(a)    [***]
(b)    Seller and Purchaser each acknowledges and agrees that the remedy at law for any breach under this Section 6.9 would be inadequate and that, in addition to and not in the alternative to any other remedies available, Purchaser and Seller shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such breach or threatened breach by Seller or Purchaser, respectively, of any such covenants, without having to post bond, together with an award of its reasonable attorneys' fees incurred in enforcing its rights hereunder.
Section 6.10    Further Assurances; Governmental Review. Subject to the terms and conditions of this Agreement, each of the Parties hereto shall cooperate with the other Parties hereto and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to promptly (a) take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to cause the conditions to Initial Closing set forth in Article VII to be satisfied as promptly as practicable and all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents under applicable Antitrust Laws and (b) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Entity necessary, proper or advisable under applicable Antitrust Laws to consummate the transactions contemplated by this Agreement.

Section 6.11    Transfer of Permits. Seller shall, as soon as practicable following the Initial Closing Date (and in any case [***] following the Initial Closing Date) and solely to the extent applicable and with respect to Material Permits that are transferable, (a) update any Material Permits to the extent necessary to reflect the change of the operator of the Facility and (b) promptly notify Purchaser upon completion of the foregoing updates.
Section 6.12    Employee Matters.
(a)    On the date hereof, Purchaser shall (or shall cause its Affiliate to) offer employment (or, in the case of independent contractors who are Transferable Workers, engagement) in writing to each of the Transferable Workers who remain employed or engaged by Seller as of such date, to commence employment or service upon a date after Initial Closing mutually agreed upon by the Parties and as specified in each respective offer (each date as applicable, a "Start Date").
(b)    On the date hereof, Purchaser shall (or shall cause its Affiliate to) offer employment (or, in the case of independent contractors who are [***], engagement) in writing to each of the [***] who remain employed or engaged by Seller as of such date (each such [***] together with each such Transferable Worker who is made an offer pursuant to Section 6.12(a), an "Offered Worker").
(c)    Each such offer shall be conditioned on such Offered Worker satisfactorily completing Purchaser's (or its relevant Affiliate's) standard hiring procedures (including, without limitation, a background check) and signing or receiving (as applicable) the New Hire Documents provided by Purchaser in connection with such offer of employment or engagement. Such offers shall require each Offered Worker to return a signed writing (such as an offer letter or contractor agreement) manifesting each such Offered Worker's assent to the offer, prior to the applicable Start Date. Each such Offered Worker who accepts his or her offer of employment or engagement as described in this Section 6.12 and who actually commences employment or engagement with Purchaser on or after the Initial Closing or on or after July 31, 2023, with respect to the Offered Workers who are Transferable Workers or [***], respectively, is referred to herein as a "Transferred Worker."
(d)    Seller shall perform and discharge all of its obligations in respect of each Transferred Worker arising up to each respective Start Date. Seller shall pay, or shall cause to be paid, a lump sum payment to each applicable Transferred Worker on or around each respective Start Date, for accrued and unused vacation and/or paid time off (except where prohibited by applicable Law) to any Transferred Worker where required by and in accordance with applicable Laws. To the extent (and solely to the extent) necessary for any Transferred Worker to perform services in connection with such Transferred Worker's employment or engagement with Purchaser or its Affiliate, Seller or an Affiliate of Seller shall, and does hereby automatically, release effective as of the respective Start Date each Transferred Worker from any existing non-competition or non-solicitation, owed to Seller or any of its Affiliates.
(e)    Subject to Section 10.6, the timing and content of any announcement or notification to Seller's employees with respect to the transactions contemplated by this Agreement or any compensation profiles or offers of employment or independent contractor agreements or related communications to individual employees or independent contractors of Seller shall be subject to the approval, which shall not be unreasonably withheld, of each of Purchaser and Seller. Except with respect to any announcement or notification covered by the preceding sentence, Seller shall allow Purchaser, and Purchaser shall allow Seller, reasonable time to comment (and will consider in good faith the comments of Purchaser and Seller, respectively and as applicable) prior to sending any notices or other communication materials relating to the transactions contemplated by this Agreement to Transferable Workers or [***] of Seller.
(f)    Purchaser and Seller agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Revenue Procedure 2004-53, 2004-34 I.R.B. 320 (Aug. 18, 2004) for wage reporting with respect to any Transferred Workers.
(g)    At the Initial Closing, Seller will provide to Purchaser a list of the number and site of employment of any employees of Seller or its Affiliates who have experienced an employment loss

(as defined in the WARN Act) within 90 days prior to the Initial Closing and who are located at a site of employment where Transferred Workers will be located following the Initial Closing, along with the date of the employment loss or layoff.
(h)    For [***] following the Initial Closing (or, if later, the Start Date of the relevant Transferred Worker), Purchaser shall provide to each Transferred Worker (i) a base salary or wage rate and target cash incentive opportunity that, in each case, is no less favorable in the aggregate than those provided to such Transferred Worker by Seller as of immediately prior to the applicable Start Date, and (ii) employee benefits that are no less favorable in the aggregate than the better of those provided to (A) such Transferred Worker immediately prior to the applicable Start Date and (B) similarly-situated employees of Purchaser. Additionally, Purchaser shall provide each Transferred Workers with a target cash incentive opportunity for calendar year 2023 based on the target amounts and base salary for each Transferred Worker as is set forth on Schedule 6.12(h). [***]. In addition, subject to the continued service of the applicable Transferred Worker through the date of grant, Purchaser shall promptly, and in any event within six (6) months following the Initial Closing, grant to the Transferred Workers the equity awards that are substantially similar in the aggregate to those that such Transferred Workers enjoyed immediately prior to the Initial Closing and shall send to Seller an officer's certificate setting forth such grants and certifying compliance with this covenant. For purposes of determining eligibility to participate and entitlement to benefits where length of service is relevant under any Purchaser compensation or benefit plan, program or arrangement (a "Purchaser Plan") and to the extent permitted by applicable Law, Purchaser shall provide the Transferred Workers with service credit under each Purchaser Plan for their period of service with Seller prior to the applicable Start Date, except that the foregoing shall not apply to the extent such credit would result in a duplication of benefits for the same period of service. To the extent permitted by a Purchaser Plan: (x) each Transferred Worker shall be eligible to participate in any and all Purchaser Plans to the extent that coverage under such Purchaser Plans replaces coverage under comparable Employee Plans in which such Transferred Worker participated immediately prior to the applicable Start Date; and (y) for purposes of each Purchaser Plan providing medical, dental, pharmaceutical or vision benefits to any Transferred Worker, Purchaser shall use commercially reasonable efforts to (A) cause all pre-existing condition exclusions of such Purchaser Plan to be waived for such Transferred Worker (and his or her covered dependents), to the extent such conditions or requirements have been satisfied by the Transferred Worker (and his or her covered dependents) under the equivalent Employee Plan prior to the applicable Start Date; and (B) provide each Transferred Worker (and his or her covered dependents) with credit under the applicable Purchaser Plan for any co-payments and deductibles paid by the Transferred Worker (or his or her covered dependents) for purposes of satisfying any applicable deductible or out-of-pocket requirements under such Purchaser Plan.
(i)    Nothing contained in this Section 6.12, or elsewhere in this Agreement, shall confer upon any Facility Worker, employee or other service provider to Seller or its Affiliates or any legal representative or beneficiary of any such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including any right to employment or continued employment for any specified period, or level of compensation or benefits, nor shall anything in this Agreement constitute the establishment, adoption, modification, amendment or termination of any Employee Plan or any other employee benefit plan, program, policy, arrangement or agreement maintained by Purchaser, Seller or their respective Affiliates.
(j)    Purchaser shall enter into an agreement with a replacement payroll provider for the facilitation of payment services of any compensation owed to the Transferred Workers, such services shall be effective as of the Initial Closing Date (the "Payroll Agreement").
ARTICLE VII

CONDITIONS TO CLOSING
Section 7.1    Conditions to the Initial Closing Obligations of Purchaser and Seller. The respective obligations of each of the Parties to consummate the transactions contemplated by this Agreement as occurring at the Initial Closing shall be subject to the satisfaction of the following conditions precedent:

(a)    there shall not (i) be in effect any applicable Law that makes illegal or enjoins or prevents in any respect the consummation of the transactions contemplated by this Agreement as occurring at the Initial Closing or (ii) have been commenced and be continuing any Action or proceeding by any Governmental Entity of competent jurisdiction that seeks to make illegal, enjoin or prevent in any respect the transactions contemplated by this Agreement as occurring at the Initial Closing; and
(b)    the Landlord Consent to Sublease Agreement shall have been duly executed and delivered by Purchaser, Seller and the Landlord.
Section 7.2    Conditions to the Initial Closing Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement as occurring at the Initial Closing shall be subject to the satisfaction of the following additional conditions precedent, any of which may be waived in writing exclusively by Purchaser:
(a)    Seller shall have performed or complied with or caused to be performed or complied with, in all respects, all material obligations and covenants required by this Agreement to be performed or complied with by Seller at or prior to the Initial Closing;
(b)    the representations and warranties of Seller in this Agreement shall be true and correct in all respects as duly qualified (in the case of any representation or warranty of Seller qualified by materiality or Seller Material Adverse Effect) or in all material respects (in the case of any representation or warranty of Seller not qualified by materiality or Seller Material Adverse Effect) as of the date hereof and as of the Initial Closing Date, as if made as of the Initial Closing Date (except for those representations and warranties that address matters as of a particular date, which shall be true in all material respects only as of such date); provided, that the Fundamental Reps made by Seller shall be true and correct in all respects as set forth herein as of the date hereof and as of the Initial Closing Date, as though made on and as of the Initial Closing Date;
(c)    Purchaser shall have received a certificate of Seller, dated the Initial Closing Date and signed by an officer of Seller, certifying as to the fulfillment of the conditions set forth in Section 7.2(a) and Section 7.2(b);
(d)    Seller shall have made, or caused to be made, delivery to Purchaser of all other instruments and documents set forth in Section 3.3;
(e)    from the date hereof through the Initial Closing Date, no Seller Material Adverse Effect shall have occurred; and
(f)    Purchaser shall have received evidence in form and substance reasonably satisfactory to Purchaser that all Encumbrances other than Permitted Encumbrances on the Purchased Assets have been fully satisfied and released in connection with the Initial Closing.
Section 7.3    Conditions to the Initial Closing Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement as occurring at the Initial Closing shall be subject to the satisfaction of the following additional conditions precedent, any of which may be waived in writing exclusively by Seller:
(a)    Purchaser shall have performed or complied with or caused to be performed or complied with, in all respects, all material obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Initial Closing;
(b)    the representations and warranties of Purchaser in this Agreement shall be true and correct in all respects as duly qualified (in the case of any representation or warranty of Purchaser qualified by materiality) or in all material respects (in the case of any representation or warranty of Purchaser not qualified by materiality) as of the date hereof and as of the Initial Closing Date, as if made as of the Initial Closing Date (except for those representations and warranties that address matters as of a particular date, which shall be true in all material respects only as of such date); provided, that the

Fundamental Reps made by Purchaser shall be true and correct in all respects as set forth herein as of the date hereof and as of the Initial Closing Date, as though made on and as of the Initial Closing Date;
(c)    Seller shall have received a certificate from Purchaser, dated the Initial Closing Date and signed by an officer of Purchaser, certifying as to the fulfillment of the conditions set forth in Section 7.3(a) and Section 7.3(b);
(d)    Purchaser has obtained the Payroll Agreement that shall be in full force and effect as of the Initial Closing; and
(e)    Purchaser shall have made, or caused to be made, delivery to Seller of all other instruments and documents set forth in Section 3.4.
Section 7.4    Conditions to the Lease Assignment Closing Obligations of Purchaser and Seller. The respective obligations of each of the Parties to consummate the transactions contemplated by this Agreement as occurring at the Lease Assignment Closing shall be subject to the satisfaction of the following conditions precedent:
(a)    there shall not (i) be in effect any applicable Law that makes illegal or enjoins or prevents in any respect the consummation of the transactions contemplated by this Agreement as occurring at the Lease Assignment Closing or (ii) have been commenced and be continuing any Action or proceeding by any Governmental Entity of competent jurisdiction that seeks to make illegal, enjoin or prevent in any respect the transactions contemplated by this Agreement as occurring at the Lease Assignment Closing; and
(b)    the Landlord Consent to Assignment and the Lease Assignment Agreement shall have been duly executed and delivered by each of Purchaser, Seller and the Landlord (as applicable).
Section 7.5    Conditions to the Lease Assignment Closing Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement as occurring at the Lease Assignment Closing shall be subject to the satisfaction of the following condition precedent, which may be waived in writing exclusively by Purchaser:
(a)    Seller shall have performed or complied with or caused to be performed or complied with, in all respects, all material obligations and covenants required by this Agreement to be performed or complied with by Seller at or prior to the Lease Assignment Closing.
Section 7.6    Conditions to the Lease Assignment Closing Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement as occurring at the Lease Assignment Closing shall be subject to the satisfaction of the following precedent, any of which may be waived in writing exclusively by Seller:
(a)    Purchaser shall have performed or complied with or caused to be performed or complied with, in all respects, all material obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Lease Assignment Closing.
ARTICLE VIII

TERMINATION
Section 8.1    Termination. This Agreement may be terminated at any time prior to the Initial Closing:
(a)    by written agreement of Purchaser and Seller;
(b)    by either Party, provided such Party is not then in breach of any of its respective obligations hereunder, by giving written notice of such termination to the other Party if: (i) there has been a material misrepresentation or material breach by the other Party of a representation or warranty contained herein, such that the conditions in Section 7.2(b) or Section 7.3(b), as applicable, will not be satisfied, and such material misrepresentation or material breach is incapable of being cured or is not cured [***] after written notice thereof from such Party detailing the nature of such misrepresentation or breach or (ii) the other Party has committed a material breach of any covenant imposed upon it hereunder, such that the conditions in Section 7.2(a) or Section 7.3(a), as applicable, will not be satisfied, and fails to cure such breach [***] after written notice thereof from such Party detailing the nature of such breach or such breach is incapable of being cured; provided, however, that the cure periods described above shall not apply to a breach of either Party's obligation to effect the Initial Closing in accordance with Article III; and
(c)    by either Purchaser or Seller by giving written notice of such termination to the other Party, if any Governmental Entity of competent jurisdiction shall have issued an Order or taken any other Action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other Action shall have become final and non-appealable; provided, that no Party may rely upon this Section 8.1(c) to terminate this Agreement if such Party shall have failed to use its reasonable best efforts to prevent the entry of such Order or the taking of such other Action.
Section 8.2    Effect of Termination.
(a)    Any termination of this Agreement under Article VIII shall be effective immediately upon delivery of written notice of such termination by the terminating Party to the other Party (unless such other time is specified in Article VIII). In the event of the termination of this Agreement in accordance with Article VIII, this Agreement shall thereafter become void and have no force or effect, and no Party shall have any Liability to the other Party or to such other Party's Affiliates, or its Representatives, except for the obligations of the Parties contained in this Section 8.2 and in Section 6.3(b) (Information and Documents), Section 10.1 (Notices), Section 10.4 (Entire Agreement), Section 10.5 (No Third-Party Beneficiaries), Section 10.6 (Public Disclosure), Section 10.7(a) (Confidentiality), Section 10.8 (Expenses) and Section 10.9 (Governing Law; Dispute Resolution) and Article IX (Indemnification), and except that nothing herein shall relieve any Party from liability for any intentional breach of any covenant set forth in this Agreement prior to such termination or for Fraud.
(b)    In the event this Agreement shall be terminated and at such time a Party is in material breach of or default under any term or provision hereof, such termination shall be without prejudice to, and shall not affect, any and all rights to damages that any other Party may have hereunder.
Section 8.3    Termination of Ancillary Agreements.
(a)    In the event that Purchaser fails to make any payment of Deferred Consideration to Seller when such payment becomes due and payable on the date that occurs on the later of (x) the [***] of the execution of the License Agreement by Seller and Purchaser and (y) the applicable payment date set forth in Section 2.6(c) (or the next succeeding Business Day, in each case ((x) and (y)), if such date is not a Business Day), Seller shall have the right, but not the obligation, to terminate each of the Services Agreement and the Option Agreement.
(b)    In the event that (i) Seller has referred to arbitration any alleged failure by TopCo to make any payment of the Economic Share Payment (as defined in the Seller Economic Share Agreement) to Seller pursuant to the terms and conditions of the Seller Economic Share Agreement, (ii) the arbitral tribunal has issued a final award confirming such failure, and (iii) TopCo has failed to cure such failure in accordance with the final award within [***] of the final award, Seller shall have the right, but not the obligation, to terminate the License Agreement and the Sub-License Agreement.
(c)    In the event that (a) an Action has been initiated in respect of any alleged material breach of the License Agreement or the Sub-License Agreement by Seller that could result in the termination of the License Agreement or the Sub-License Agreement (as applicable) pursuant to the terms and conditions of the License Agreement or the Sub-License Agreement (as applicable), (b) a final ruling pursuant to the dispute resolution provisions of the License Agreement or the Sub-License Agreement (as applicable) has confirmed such breach, and (c) Seller has failed to cure such breach in accordance with the final ruling within [***] of the final ruling, each of TopCo and Purchaser shall have the right, but not the obligation, to terminate the Seller Economic Share Agreement.
ARTICLE IX

INDEMNIFICATION
Section 9.1    Survival. All of the representations and warranties of the Parties contained in this Agreement shall be extinguished and be of no further force and effect on the date that is [***] following the Initial Closing Date; provided, that all of the Fundamental Reps shall remain in full force and effect and shall survive until the earlier of (a) [***] days following the expiration of the applicable statute of limitations (taking into account all waivers and extensions thereof) and (b) the [***] anniversary of the Initial Closing Date. All of the covenants and agreements contained in this Agreement that by their nature are required to be performed after the Initial Closing shall survive the Initial Closing until fully performed or fulfilled. The date of expiration of a claim for indemnification under this Agreement is referred to herein as such claim's "Expiration Date."
Section 9.2    Indemnification by Seller. Subject to the provisions of this Article IX, Seller agrees to defend, indemnify and hold harmless Purchaser and its Affiliates and, if applicable, their respective directors, officers, agents, employees, successors and assigns (a "Purchaser Indemnified Party"), from and against any and all fees, Actions, judgments, Taxes, awards and Liabilities, including reasonable out-of-pocket documented attorneys' fees (collectively, the "Losses") to the extent arising from or relating to:
(a)    any breach of any representation or warranty made by Seller in this Agreement;
(b)    any failure of Seller to perform any of its covenants or agreements contained in this Agreement; or
(c)    any Excluded Asset or Excluded Liability.
Section 9.3    Indemnification by Purchaser. Subject to the provisions of this Article IX, Purchaser agrees to defend, indemnify and hold harmless Seller and its Affiliates and, if applicable, their respective directors, officers, agents, employees, successors and assigns (a "Seller Indemnified Party"), from and against any and all Losses to the extent arising from or relating to:
(a)    any breach of any representation or warranty made by Purchaser in this Agreement or the Asset Assignment Agreement;
(b)    any failure of each of Purchaser or TopCo to perform any of its covenants or agreements contained in this Agreement or the Asset Assignment Agreement; or
(c)    any Assumed Liability.
Section 9.4    Certain Limitations.
(a)    No claim for Losses shall be made under Section 9.2(a) or under Section 9.3(a) unless the aggregate amount of Losses exceeds [***] for which claims are made hereunder by the Indemnified Party (the "Basket"), in which case the Indemnified Party shall be entitled to seek compensation for Losses in excess of the Basket, but only up to a maximum aggregate amount of [***] (the "Indemnification Cap"); provided, however, that the foregoing Basket and Indemnification Cap shall not apply to Losses resulting from (i) Seller's Fraud or (ii) any breach of any Fundamental Rep made by Seller; provided, further, that aggregate indemnification obligations of the Indemnified Party for all Losses resulting from any breach of any Fundamental Rep shall not exceed an amount equal to [***] (the "[***]"). Notwithstanding anything to the foregoing, with respect to any claim as to which the Indemnified Party may be entitled to indemnification under Section 9.2(a) or under Section 9.3(a), (x) no Party shall be liable for any Loss resulting from or relating to any inaccuracy in or breach of any representation or warranty if the Party seeking indemnification for such Loss had knowledge of such breach or the underlying facts of such breach before the Initial Closing and (y) the Indemnifying Party shall not be liable for any individual or series of related Losses which do not exceed [***] (the "De Minimis Amount") (which Losses shall not be counted toward the Basket); provided, however, that such de minimis limitation shall not apply with respect to Fraud. The aggregate indemnification obligations of the Indemnified Party for claims made under Section 9.2(b) or Section 9.3(b) shall not exceed the [***] . For the avoidance of doubt, none of the Basket, Indemnification Cap, [***] or De Minimis Amount limitations shall apply with respect to any Losses under Section 9.2(c) or Section 9.3(d).
(b)    The amount of any Loss for which indemnification is provided under Section 9.2 or Section 9.3 shall be net of (i) any amounts actually received by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party in respect of such Loss and (ii) any insurance proceeds actually received in respect of such Loss as an offset against such Loss. If the amount to be netted hereunder from any payment required under Section 9.2 or Section 9.3 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article IX, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article IX had such determination been made at the time of such payment.
(c)    Indemnified Party shall take, and shall cause its Affiliates to take, all reasonable steps to mitigate Losses, including incurring costs only to the minimum extent necessary to remedy the breach.
(d)    All payments made pursuant to this Article IX shall be treated for Tax purposes as an adjustment to the purchase price, unless otherwise required by applicable Law.
Section 9.5    Indemnification Claims.
(a)    To cover Losses under the indemnification obligations of Seller under Section 9.2 and of Purchaser under Section 9.3, any of the Persons seeking to be indemnified under this Article IX (the "Indemnified Party") must deliver to the Party from whom indemnification is sought (the "Indemnifying Party") on or before the applicable Expiration Date a certificate signed by an officer of the Indemnified Party (an "Indemnification Notice") stating the basis of a claim pursuant to this Article IX, and specifying in reasonable detail the individual items of such Losses included in the amount so stated, the amount or estimated amount thereof (if known or reasonably capable of estimation), the method of calculation for such Losses, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related.
(b)    The Indemnifying Party shall have a period of [***] from and after delivery of any Indemnification Notice to deliver to the Indemnified Party a response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the requested Losses, or (ii) dispute that the Indemnified Party is entitled to receive the requested Losses.
(c)    If the Indemnifying Party does not deliver a response before the expiration of the [***] period referred to in Section 9.5(b) disputing any claim or claims made in the Indemnification Notice, the Indemnified Party shall, subject to the provisions of this Article IX, be entitled to recover such Losses.
(d)    If the Indemnifying Party disputes any claim or claims made in any Indemnification Notice, the Indemnified Party shall [***] to respond in a written statement to the objection of the Indemnifying Party. If after such [***] period there remains a dispute as to any claims, the Parties shall attempt in good faith for [***] to agree upon the rights of the Parties with respect to each of such claims (the "Claim Period").
(e)    If no agreement can be reached after good faith negotiation between the Parties during the Claims Period pursuant to Section 9.5(d), either Party may initiate formal legal action with the applicable court in accordance with Section 10.9 to resolve such dispute. The decision of the court as to the validity and amount of any claim in such Indemnification Notice shall be binding and conclusive upon the Parties.
Section 9.6    Third-Party Claims.
(a)    If any claim, Action, suit or proceeding (in equity or at law) is instituted by a third party with respect to which the Indemnified Party intends to claim any Loss under this Article IX, the Indemnified Party shall promptly notify (the "Third-Party Claim Notice") the Indemnifying Party of such claim, Action, suit or proceeding. A failure by the Indemnified Party to give notice of any claim, Action, suit or proceeding in a timely manner pursuant to this Section 9.4(d) shall not limit the obligation of the Indemnifying Party under this Article IX, except (a) to the extent such Indemnifying Party is actually prejudiced thereby or (b) as provided in Section 9.1.
(b)    The Indemnifying Party under this Article IX shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within [***] of receipt of a Third-Party Claim Notice from the Indemnified Party with respect thereto, to assume the conduct and control, at the expense of the Indemnifying Party and through counsel of its choosing that is reasonably acceptable to the Indemnified Party, any third-party claim, Action, suit or proceeding (a "Third-Party Claim"), except as provided in this Section 9.6(b) and the Indemnifying Party may compromise or settle the same; provided, that the Indemnifying Party shall give the Indemnified Party advance written notice of any proposed compromise or settlement and shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to or enter into any compromise or settlement that commits the Indemnified Party, to take, or to forbear to take, any action or does not provide for a full and complete written release by the applicable third party of the Indemnified Party. No Indemnified Party may compromise or settle any Third-Party Claim for which it is seeking indemnification hereunder without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). No Indemnifying Party may consent to the entry of any judgment that does not relate solely to monetary damages arising from any such Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such Third-Party Claim through counsel chosen by the Indemnified Party; provided, that the fees and expenses of such counsel shall be borne by the Indemnified Party. If the Indemnifying Party elects not to control or conduct the defense of a Third-Party Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense of any Third-Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose.
(c)    The Parties shall cooperate in the defense of any Third-Party Claim, with such cooperation to include (i) the retention and the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third-Party Claim and (ii) reasonable access to employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.
Section 9.7    Sole Remedy. Except as expressly provided otherwise in this Agreement and the Ancillary Agreements, each Party acknowledges and agrees that the remedies provided for in this Article IX shall be its sole and exclusive remedy with respect to the subject matter of this Agreement. In furtherance of the foregoing, each of the Parties hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Seller or any of its Affiliates, or Purchaser or any of its Affiliates, as the case may be, arising under or based upon any applicable Law and related to the subject matter of this Agreement, except that nothing herein shall limit the liability of either Party for Fraud. Each Party agrees that the previous sentence shall not limit or otherwise affect any (i) non-monetary right or remedy which either Party may have under this Agreement or any of the Ancillary Agreements or otherwise limit or affect either Party's right to seek equitable relief, including the remedy of specific performance or (ii) any and all remedies available to a Party at law or equity in the case of any fraudulent conduct or willful misrepresentation by Seller or any of its Affiliates or Representatives.

Section 9.8    Indemnity Payments.
(a)    Any and all amounts payable by Seller in its capacity as an Indemnifying Party to a Purchaser Indemnified Party shall first be satisfied by setting off and applying any and all amounts finally determined as payable by the Seller in its capacity as an Indemnifying Party against any remaining amount of Deferred Consideration that has not been paid and then by payment in cash by wire transfer of immediately available funds to the accounts specified in writing by the Purchaser Indemnified Party.
(b)    Any and all amounts payable by Purchaser in its capacity as an Indemnifying Party to a Seller Indemnified Party shall be paid promptly in cash by wire transfer of immediately available funds to the accounts specified in writing by the Seller Indemnified Party.
(c)    With respect to any claim brought by an Indemnified Party under this Agreement, each of the Parties expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against the other Party with respect to any amounts owed by such other Party pursuant to this Article IX.
Section 9.9    EXCEPTIONS. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PARTY TO THIS AGREEMENT SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO THE OTHER PARTY OR ANY AFFILIATE OF THE OTHER PARTY FOR [***] THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT; PROVIDED, THAT THIS SECTION 9.9 SHALL NOT SERVE AS A LIMITATION ON ANY INDEMNIFYING PARTY'S INDEMNIFICATION OBLIGATIONS FOR ANY LOSSES ACTUALLY PAID TO A THIRD PARTY THAT SUCH INDEMNIFYING PARTY WOULD OTHERWISE BE LIABLE FOR HEREUNDER.
ARTICLE X

MISCELLANEOUS
Section 10.1    Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, delivered by registered or certified mail, return receipt requested, or by a national overnight courier service, or sent by email to the Person at the address or email address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:
(a)    If to Seller, to:
Senti Biosciences, Inc.
2 Corporate Drive, First Floor
South San Francisco, CA 94080
Email: Tim Lu
Attention: [***]
with a copy to:
Cooley LLP
Suite 700, 1299 Pennsylvania Avenue, NW,
Washington, DC 20004-2400
Email: Maureen Nagle; Rena Kaminsky
Attention: [***]
(b)    If to Purchaser, to:

GeneFab, LLC
1101 Marina Village Parkway
Suite 201, PMB 7333
Alameda CA 94501
Email: [***]
Attention: Philip Lee
with a copy to:
Morrison & Foerster LLP
33/F, Edinburgh Tower, Landmark
15 Queen's Road Central
Hong Kong
Email: [***]
Attention: Marcia Ellis
All notices and other communications under this Agreement shall be deemed to have been received (i) when delivered by hand, if personally delivered, (ii) three (3) Business Days after being delivered by registered or certified mail, return receipt requested, (iii) one (1) Business Day after being delivered to a national overnight courier service or (iv) on the date of delivery, if sent by email (provided no "bounce back" or notice of non-delivery is received).
Section 10.2    Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Purchaser and Seller and (b) in the case of a waiver, by the Party against whom the waiver is to be effective. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 10.3    Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party to this Agreement may assign any of its rights or obligations under this Agreement, including by sale of stock, or operation of Law in connection with a merger or sale of substantially all the assets, without the prior written consent of the other Party, except that Purchaser may, without the consent of Seller, assign its rights or obligations under this Agreement, in whole or in part, to one or more of its Affiliates (provided, that Purchaser continues to guarantee any of its obligations hereunder).
Section 10.4    Entire Agreement. This Agreement, together with the Ancillary Agreements, Annexes, Exhibits and Schedules (including the Seller Disclosure Schedules), contains the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, but excluding the Confidentiality Agreement, which shall remain in full force and effect for the term provided for therein.
Section 10.5    No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, Seller or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.
Section 10.6    Public Disclosure. Notwithstanding anything herein to the contrary, each Party hereby agrees with the other Party that no press release or similar public announcement or communication shall, at any time, be made by it or caused to be made by it concerning the execution or performance of this Agreement unless it shall have consulted the other Party in advance with respect thereto and such other Party consents in writing to such release, announcement or communication; provided, however, the provisions of this Section 10.6 shall not prohibit (i) any disclosure required to comply with the requirements of any applicable Laws or the rules and regulations of each stock exchange upon which the securities of such Party are listed, if any (in which case such Party shall notify the other Party promptly and shall use commercially reasonable efforts to provide the other Party with a copy of the contemplated disclosure prior to submission or release, as the case may be) and (ii) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated herein. Notwithstanding any other provision contained herein, Purchaser shall have a right to disclose the existence of this Agreement and a general description of the Purchased Assets, provided that such description shall not disclose the Cash Consideration or similar pricing information.
Section 10.7    Confidentiality; Equitable Relief.
(a)    The Parties acknowledge that Seller and Purchaser have previously executed that certain Confidentiality Disclosure Agreement, dated January, 2023, as amended as of June 17, 2023, (as amended, restated and modified from time to time, the "Confidentiality Agreement"). After the Initial Closing, Seller shall each keep confidential, and shall use reasonable efforts to cause its Representatives to keep confidential, all Confidential Information relating to the Facility, Purchased Assets, the Assumed Liabilities, the Excluded Assets or the Excluded Liabilities, except (A) as required by Law, (B) as necessary to arbitrate, defend or prosecute any indemnification claim or any Litigation or dispute or (C) for information that is available to the public on the Initial Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 10.7(a), or is furnished to Purchaser after the Initial Closing by a third party that, to the knowledge of Purchaser, is under no obligation of confidentiality to the other Party with respect to such information.
(b)    The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each Party hereby waives any requirement that the other Party post a bond or other security as a condition for obtaining any such relief. Each Party hereby waives any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate.
Section 10.8    Expenses. [***]
Section 10.9    Governing Law; Dispute Resolution.
(a)    Governing Law. This Agreement, including all issues and questions concerning the application, construction, validity, interpretation, and enforceability of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its conflict of laws provisions.
(b)    Dispute Resolution. Any dispute, controversy, difference, or claim arising out of, relating to, or in connection with this Agreement, including any question regarding its existence, validity, or termination, the scope or applicability of this agreement to arbitrate, or any dispute regarding non-contractual obligations arising out of or relating to it, shall be referred to and finally resolved by arbitration administered by the International Centre for Dispute Resolution ("ICDR") in accordance with its International Arbitration Rules in effect at the time of the arbitration, which rules are deemed to be incorporated by reference into this clause, except as they be modified herein. The seat, or legal place, of arbitration shall be New York, New York, United States of America. The arbitration proceedings shall be conducted in English. The arbitral tribunal shall consist of three arbitrators. The tribunal shall award to the prevailing party its costs and expenses of the arbitration, including its reasonable legal fees and other costs of legal representation, fees paid to the arbitrators, and any administrative fees paid to the ICDR, as determined by the tribunal. Judgment upon the award may be entered by any court having jurisdiction of the award or having jurisdiction over the relevant party or its assets. The parties agree that the arbitration shall be kept confidential. The existence of the arbitration, any non-public information provided in the arbitration, and any submissions, orders, or awards made in the arbitration (together, the "Arbitration Confidential Information") shall not be disclosed to any non-party except the tribunal, the ICDR, the parties, their counsel, experts, witnesses, accountants, and auditors, potential third-party funders, and any other person necessary to the conduct of the arbitration. Notwithstanding the foregoing, a party may disclose Arbitration Confidential Information to the extent required to protect or pursue a legal right or interest of the party in legal proceedings before a court or other authority, or enforce or challenge an award in bona fide legal proceedings. This confidentiality provision survives termination of this Agreement and of any arbitration brought pursuant to this Agreement. Notwithstanding Section 10.9(a), the arbitration and this agreement to arbitrate shall be governed by Title 9 (Arbitration) of the United States Code.
Section 10.10    Relationship of the Parties. Nothing contained herein is intended or is to be construed so as to constitute Purchaser and Seller as partners, agents or joint venturers. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party. The Parties (and any successor, assignee, transferee, or Affiliate of a Party) shall not treat or report the relationship between the Parties arising under this Agreement as a partnership for United States Tax purposes, without the prior written consent of the other Party unless required by a final "determination" as defined in Section 1313 of the Code.
Section 10.11    Counterparts. This Agreement may be executed in counterparts, and by the Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 10.12    Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect the meaning or interpretation any of the provisions hereof.
Section 10.13    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
Section 10.14    Acknowledgement. Each of Purchaser and TopCo agrees that it has conducted its own independent review and analysis of the business, assets (including the Purchased Assets and the Facility), liabilities (including the Assumed Liabilities), condition, and operations of Seller. In entering into this Agreement, each of Purchaser and TopCo has relied solely upon its own investigation and analysis and the representations and warranties of Seller set forth in Article IV (as modified by the Seller Disclosure Schedules) or in the certificate delivered by Seller to Purchaser and TopCo pursuant to Section 7.2(c) (the "Seller Certificate"), and each of Purchaser and TopCo acknowledges and agrees that, except for the representations and warranties of Seller expressly set forth in Article IV (as modified by Seller Disclosure Schedules) or in the Seller Certificate, neither Seller nor any of its Representatives nor any other Person acting on Seller's behalf makes or has made, and each of Purchaser and TopCo is not relying on and has not relied on, any representation or warranty of any kind, nature or description, express or implied, including any warranty of title, merchantability or fitness of any Purchased Assets for a particular purpose or with respect to the future operational performance of the Facility or Purchased Assets, or with respect to Seller, its business or the Transactions. Without limiting the generality of the foregoing, each of Purchaser and TopCo acknowledges and agrees that neither Seller nor any its Representatives or any other Person has made, and each of Purchaser and TopCo is not relying on and has not relied on, any representation or warranty with respect to (a) any projections, estimates or budgets for Seller, the Purchased Assets or the Facility, or (b) any materials, documents or information relating to Seller or its business made available to Purchaser or TopCo or any of their respective Representatives in any "data room," online data site, confidential memorandum, other offering materials or otherwise, except, in the case of clauses (a) and (b), as specifically set forth in the representations and warranties set forth in Article IV (as modified by the Seller Disclosure Schedules) and in the Seller Certificate.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

PURCHASER:

GENEFAB, LLC
By its sole member:

VALERE BIO, INC.

By:	/s/ Donald Tang
Name:	Donald Tang
Title:	President

[Signature Page to Framework Agreement]

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

SELLER:

SENTI BIOSCIENCES, INC.

By:	/s/ Tim Lu
Name:	Tim Lu, M.D., Ph.D.
Title:	Chief Executive Officer

[Signature Page to Framework Agreement]

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

TOPCO:

VALERE BIO, INC.

By:	/s/ Donald Tang
Name:	Donald Tang
Title:	President

[Signature Page to Framework Agreement]

EXHIBIT A
Services Agreement
[***]
[Signature Page to Framework Agreement]

EXHIBIT B
Asset Assignment Agreement
[***]

[Signature Page to Framework Agreement]

EXHIBIT C
Transitional Services Agreement
[***]
[Signature Page to Framework Agreement]

EXHIBIT D
Sublease Agreement
[***]
[Signature Page to Framework Agreement]

EXHIBIT E
Landlord Consent to Sublease Agreement
[***]
[Signature Page to Framework Agreement]

EXHIBIT F
Option Agreement
[***]
[Signature Page to Framework Agreement]

EXHIBIT G-1
TopCo Equity Commitment Letter
[***]
[Signature Page to Framework Agreement]

EXHIBIT G-2
Celadon Equity Commitment Letter
[***]
[Signature Page to Framework Agreement]

EXHIBIT H
Seller Economic Share Agreement
[***]
[Signature Page to Framework Agreement]

EXHIBIT I
Terms of License and Sub-License
[***]
[Signature Page to Framework Agreement]